                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box
/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               CAESARS WORLD, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- - --------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement) Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-8(i)(1), or 14a-6(i)(2)
/ /  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

 * Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is effect as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No:

          ----------------------------------------------------------------------

     3)   Filing Party:

          ----------------------------------------------------------------------

     4)   Date Filed:

          ----------------------------------------------------------------------

                                    [LOGO]


                                             October 24, 1994

Dear Shareholder:


     You are cordially invited to attend the Annual Meeting of Shareholders of Caesars World, Inc. (the "Company") scheduled to be held on December 8, 1994 at 10:00 A.M. local time, at The Peninsula Hotel, 9882 Little Santa Monica Boulevard, Beverly Hills, California. At this meeting you will be asked to vote upon proposals (i) to elect three Class II directors to serve for a three-year term and one Class III director to serve a one year term, (ii) to approve certain amendments to the Company's 1983 Long-Term Stock Incentive Program, and
(iii) to adopt the Company's Senior Corporate Officers Annual Incentive Plan.

     The accompanying Proxy Statement contains important information concerning the proposals to be presented at the Annual Meeting. Please give this information your careful attention.

     Whether or not you are personally able to attend the Annual Meeting, please complete, sign, date and return the enclosed WHITE Proxy Card as soon as possible. This action will not limit your right to vote in person if you wish to attend the Annual Meeting and vote personally.


                                   Sincerely,






               HENRY GLUCK                        J. TERRENCE LANNI
          Chairman of the Board                      President and
       and Chief Executive Officer              Chief Operating Officer





                                    IMPORTANT


     If your shares are registered in the name of a broker or bank, only your broker or bank can submit the WHITE Proxy Card on your behalf. Please contact the person responsible for your account and direct her or him to submit the WHITE Proxy Card on your behalf. If you have any questions about how to vote your shares, please call the Company's proxy solicitor:

                                             909 Third Avenue
                                             New York, New York  10022
          MORROW
        & CO., INC.                          Toll-free 800-662-5200

                                             or 212-754-8000 (collect)

                               CAESARS WORLD, INC.

                               -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      SCHEDULED TO BE HELD DECEMBER 8, 1994

                               -------------------

TO THE SHAREHOLDERS OF CAESARS WORLD, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Caesars World, Inc., a Florida corporation (the "Company"), is scheduled to be held on December 8, 1994 at 10:00 A.M. local time, at The Peninsula Hotel, 9882 Little Santa Monica Boulevard, Beverly Hills, California, for the following purposes:

               1. To elect three Class II directors to serve for a three-year term and one Class III director to serve a one year term and until their successors are duly elected and qualified;
               2.   To approve the amendments to the Company's 1983 Long-Term
                    Stock Incentive Program (the "Stock Program") to (i)
                    authorize one million, two hundred thousand (1,200,000) shares of the Company's Common Stock, par value $.10 per share (the "Shares") to be reserved for issuance under the Stock Program; (ii) extend the last day upon which awards based on additional Shares may be granted under the Stock Program from December 31, 1996 to December 31, 2004; (iii) renew the authority of the Company's Audit and Compensation Committee to grant Incentive Stock Options (as defined by the Internal Revenue Code of 1986, as amended (the "Code"));
                    (iv) limit the maximum number of Shares issuable under the Stock Program to any single individual as required by newly enacted Section 162(m) of the Code; and (v) change the Stock Program's provisions where necessary or appropriate to comply with the current requirements of the Code and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and
               3. To adopt the Company's Senior Corporate Officers Combined Incentive Plan;
               4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on October 13, 1994, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of such shareholders will be available for examination at the offices of this Corporation at 1801 Century Park East, Los Angeles, California at least ten days prior to the Annual Meeting.

     To assure that your interests will be represented, whether or not you plan to attend the Annual Meeting in person, please complete, date and sign the enclosed WHITE Proxy Card and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

                                        CAESARS WORLD, INC.

                                        By Order of the Board of Directors



                                        Philip L. Ball, SECRETARY
October 24, 1994
Los Angeles, California


                                    IMPORTANT

    All shareholders are cordially invited to attend the Annual Meeting in person.

    Whether or not you plan to attend the Annual Meeting in person please complete, date and sign the enclosed WHITE Proxy Card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. It is important that your Shares be represented at the Annual Meeting. Any shareholder who signs and sends in a WHITE Proxy Card may revoke it at any time before it is voted.

                               CAESARS WORLD, INC.
                       1801 CENTURY PARK EAST, SUITE 2600
                          LOS ANGELES, CALIFORNIA 90067
                           (EXECUTIVE OFFICE ADDRESS)

                               -------------------

                                 PROXY STATEMENT

                               -------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                      SCHEDULED TO BE HELD DECEMBER 8, 1994

     This Proxy Statement is being furnished in connection with the solicitation of proxies by Caesars World, Inc., a Florida corporation (the "Company") by order of its Board of Directors, from holders of the Company's outstanding shares of Common Stock, par value $.10 per share (the "Shares"), for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") scheduled to be held on December 8, 1994 at 10:00 A.M. local time, at The Peninsula Hotel, 9882 Little Santa Monica Boulevard, Beverly Hills, California, and at any adjournments or postponements thereof. The Shares are the only outstanding class of Company voting securities.

PURPOSE OF THE ANNUAL MEETING

     At the Annual Meeting, the shareholders of the Company are being asked to consider and to vote upon the following proposals:

               1. To elect three Class II directors to serve for a three-year term and one Class III director to serve a one year term and until their successors are duly elected and qualified;
               2. To approve the amendment to the Company's 1983 Long-Term Stock Incentive Program (the "Stock Program") to (i) authorize one million two hundred thousand (1,200,000) Shares to be reserved for issuance under the Stock Program;
                    (ii) extend the last day upon which awards based on additional Shares may be granted under the Stock Program from December 31, 1996 to December 31, 2004; (iii) renew the authority of the Company's Audit and Compensation Committee to grant Incentive Stock Options (as defined by the Internal Revenue Code of 1986, as amended (the "Code")); (iv) limit the maximum number of Shares issuable under the Stock Program to any single individual, as required by newly enacted Section 162(m) of the Code; and (v) change the Stock Program's provisions where necessary or appropriate to comply with the current requirements of the Code and the Securities Exchange Act of 1934, as amended (the "Exchange Act'), and the rules and regulations promulgated thereunder.
               3. To adopt the Company's Senior Corporate Officers Combined Incentive Plan (the "Combined Plan" or the "Combined Incentive Plan");
               4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.


                               -------------------

THIS PROXY STATEMENT IS FIRST BEING SENT TO SHAREHOLDERS ON OR ABOUT OCTOBER 24, 1994.

                               -------------------

               SHAREHOLDER PROPOSALS, PROXY INFORMATION AND VOTING

SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal office by June 26, 1995. Proposals should be addressed to the Secretary of Caesars World, Inc., 1801 Century Park East, Suite 2600, Los Angeles, California 90067 and it is desirable that any such proposals which are mailed be sent Certified Mail-Return Receipt Requested.

DIRECTOR NOMINATIONS

     Under the Company's Bylaws, in order for a person to be eligible to be elected as a director at the 1995 Annual Meeting of the Shareholders of the Company, such person's candidacy must have been notified to the Board of Directors at least sixty days before October 13, 1995 unless the Board of Directors of the Company waives such notice. Any such notification shall be effective only if it contains all the information required under Schedule 14A of the Exchange Act.

VOTING AND PROXY INFORMATION

     The Board of Directors of the Company has fixed the close of business on October 13, 1994 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of record of Shares at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, 25,116,613 Shares were outstanding. Each shareholder is entitled to one vote per Share held of record on the Record Date on each matter that may properly come before the Annual Meeting. The Company has no outstanding class of voting securities except for the Shares.

     Shareholders of record on the Record Date are entitled to cast their votes in person or by properly executed proxy at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Shares entitled to vote as of October 13, 1994 is necessary to constitute a quorum at the Annual Meeting. Under the Bylaws of the Company, the affirmative vote of a majority of the Shares having voting power present in person or represented by proxy shall determine the election of Directors, the amendment of the Stock Program, and the adoptions of the Combined Plan. Abstentions on any particular matter will be counted for purposes of determining the presence of a quorum. Abstentions will also be treated as Shares that are present and entitled to vote with respect to the matter on which the abstentions
are indicated as present but as not voted with respect to that matter.   If a
broker indicates on the proxy that it does not have discretionary authority to vote certain Shares on a particular matter, those Shares will be counted for purposes of determining the presence of a quorum; however, the Shares will not be treated as Shares that are present and having voting power with respect to the matter as to which the broker indicates that it lacks voting authority.

     All Shares represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board's nominees as directors, and FOR the proposals to amend the Stock Program and to adopt the Combined Plan. The Board of Directors of the Company currently does not know of any matters, other than the matters described in the Notice of Meeting attached to this Proxy Statement, that will come before the Annual Meeting. If any business not described herein should come before the Annual Meeting, the persons named in the enclosed WHITE Proxy will vote on those matters in accordance with their best judgment.

     If a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the shareholders. In accordance with the

Company's Bylaws, the Chairman of the Board shall serve as Chairman of the Annual Meeting and shall have the absolute power in his sole discretion to adjourn the Annual Meeting. If the Company proposes to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed WHITE Proxy Card will vote all Shares for which they have voting authority in favor of such adjournment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to: Caesars World, Inc., 1801 Century Park East, Suite 2600, Los Angeles, California 90067, Attention: Philip
L. Ball, Secretary.

                               -------------------

              THE DATE OF THIS PROXY STATEMENT IS OCTOBER 24, 1994

                               -------------------

         SECURITY HOLDINGS OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

     (a) The following table sets forth certain information as of September 30, 1994 reflecting the number of Shares owned by persons known by the Company to be the beneficial owners of more than five percent (5%) of the Shares. As of such date, there were 25,116,613 Shares outstanding:

                               NUMBER OF SHARES(1)
                        AS TO WHICH THE NAMED BENEFICIAL
                            OWNER HAS THE FOLLOWING:

                                        AMOUNT OF          SOLE        SHARED      SOLE        SHARED      PERCENT
NAME AND ADDRESS                       BENEFICIAL         VOTING       VOTING   INVESTMENT   INVESTMENT      OF
OF BENEFICIAL OWNER                     OWNERSHIP          POWER       POWER       POWER        POWER       CLASS
- - -------------------                    ----------         ------       ------   -----------  ----------    -------

Chancellor Capital                      2,107,764       2,107,764         0      2,107,764         0        8.4%
Management, Inc. and
Chancellor Trust Company
as Investment Advisers for
various fiduciary accounts
153 East 53rd Street
New York, New York 10022


FMR Corp.                               1,679,948          51,300         0      1,679,948         0        6.7%
82 Devonshire Street
Boston, Massachusetts 02109

Legg Mason, Inc.                        1,623,800       1,623,800         0      1,623,800         0        6.5%
111 South Calvert Street
Baltimore, Maryland 21202

(1)  The Shares are the only class of the Company's voting securities.


     (b) The following table sets forth certain information as of October 4, 1994 with respect to the Shares beneficially owned by each of the named directors and the nominee and by all directors and officers of the Company as a group:


                                             AMOUNT AND
          NAME OF                             NATURE OF
          BENEFICIAL                         BENEFICIAL        PERCENT
          OWNER                            OWNERSHIP(1)(2)    OF CLASS
          ----------                       ---------------    --------

          Philip L. Ball                        135,507             *
          Irving Buchalter                        7,700             *
          Terry Burman                            6,400             *
          William E. Chaikin                     12,000             *
          Peter Echeverria                       34,500             *
          Edwin L. Getz                          15,604             *
          Henry Gluck                           490,055           2.0%
          Jim Hill                                    0             *
          J. Terrence Lanni                     164,872             *
          Roger Lee                             162,170             *
          Stanley Sevilla                         8,000             *
          All Directors and Officers as
          a Group (19 persons)                1,131,185           4.5%

- - ----------

 * The asterisk in the columns captioned "PERCENT OF CLASS" for Caesars World, Inc. Common Stock indicates less than 1% of the outstanding Common Stock of the Company is beneficially owned.


                                        4

(1) The number of Shares listed as beneficially owned by the named directors and All Directors and Officers as a Group includes the following number of Shares not presently owned but as to which such listed beneficial owner has the right to acquire beneficial ownership by exercise of a stock option on or before December 4, 1994: Philip L. Ball--15,000 Shares; Henry Gluck-- 100,000 Shares; Roger Lee--30,000 Shares; William E. Chaikin--5,000 Shares; Irving Buchalter--5,000 Shares; Peter Echeverria--2,000 Shares; Terry Burman--4,000 Shares; Stanley Sevilla--4,000 Shares; and All Directors and Officers as a Group (19 persons)--192,400 Shares. Except for such Shares, each person listed in the table has sole voting, and except for the Shares described in note (2) below sole investment power with respect to all Shares listed in the table opposite each person's name.

(2) The number of Shares listed as beneficially owned by the named directors and All Directors and Officers as a Group includes the following number of unvested Shares issued on a restricted basis under employee stock plans:
     Henry Gluck--243,111 Shares; J. Terrence Lanni--130,960 Shares; Philip L. Ball--58,359 Shares; Roger Lee--58,359 Shares; and All Directors and Officers as a Group (19 persons)--534,566 Shares. Such restricted stock is held in escrow and vests at varying intervals over pre-determined vesting schedules and may be subject to forfeiture if employment with the Company terminates before completion of vesting dates. While in escrow, such Shares can be voted by the holder; however, the holder cannot dispose of such Shares without the consent of the Company.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     Article VIII of the Company's Articles of Incorporation provides that the directors of the Company shall be divided into three classes, designated as Class I, Class II and Class III, and that at each Annual Meeting of Shareholders of the Company the successors of the class of directors whose term expires at that annual meeting will be elected for a three-year term. The number of directors constituting the entire Board of Directors is currently fixed at nine members. Messrs. Gluck, Lanni and Echeverria are presently serving as members of Class II and are scheduled to hold office until the 1994 Annual Meeting. Messrs. Lee, Sevilla and Chaikin are presently serving as members of Class III and are scheduled to hold office until the 1995 Annual Meeting. Messrs. Ball, Buchalter and Burman are presently serving as members of Class I and are scheduled to hold office until the 1996 Annual Meeting. All directors serve until their successors are duly elected and qualified or until an earlier resignation, removal from office or death.

     The shareholders will be asked to elect three Class II directors whose term will expire with the Annual Meeting of Shareholders in 1997 and one Class III director whose term will expire with the Annual Meeting of Shareholders in 1995 and in each case upon the election and qualification of their successors. The following three persons have been nominated by the Board of Directors for election as Class II directors to hold office until the 1997 Annual Meeting of Shareholders and in each case until their successors are duly elected and qualified:

                    HENRY GLUCK, J. TERRENCE LANNI, ROGER LEE

     Mr. Lee will resign his position as a Class III director effective upon his election as a Class II director at the meeting on December 8, 1994. Also, JIM HILL has been nominated by the Board of Directors to become as Class III director and hold office until the 1995 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Mr. Echeverria is not standing for reelection and is retiring from the Board of Directors effective upon the close of the Annual Meeting of Shareholders on December 8, 1994.

     Under present regulations of the New Jersey Casino Control Commission, a director may not assume office until at least temporarily qualified by the New Jersey Commission. All of the foregoing nominees, other than Mr. Hill, are qualified under New Jersey licensing requirements. With respect to Mr. Hill, temporary qualification can be obtained only upon petition to the New Jersey Commission, which petition may not be considered earlier than 30 days from the date an application for licensure is submitted by a newly elected director. Such temporary qualification is limited to 270 days or until such director is found qualified or until a license renewal hearing occurs, whichever is earlier. Mr. Hill, if elected, will only be able to serve upon temporary qualification by the New Jersey Commission and then only for a maximum of 270 days unless he is found qualified in the interim. Once found qualified, he will be able to serve the full term for which he is elected. Mr. Hill has filed an application and he will seek to be qualified on at least a temporary basis by December 8, 1994.

                   INFORMATION CONCERNING NOMINEES AND MEMBERS
                            OF THE BOARD OF DIRECTORS

CERTAIN BACKGROUND AND OTHER INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Set forth below are the names, ages, present principal occupations or employments, and business experience during the last five years of each director and each nominee for election as a director of the Company and the year in which each director first became a director of the Company. For information regarding the ownership of Shares by the Company's directors and executive officers and the nominee for election as a director of the Company, see "SECURITY HOLDINGS OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT" above in this Proxy Statement.
Unless otherwise indicated, each person listed below has been employed at his present principal occupation for the past five years or prior thereto, and each position listed below is with the Company. Each individual listed below is a citizen of the United States. There are no family relationships among directors, nominees for election as directors and executive officers of the Company.

     Philip Ball (age 60) is Senior Vice President, Secretary and General Counsel of the Company. He has held these positions since he joined the Company in July, 1983 and has also been a director of the Company since such time.

     Irving Buchalter (age 70) was Vice President-Finance of S. Harris & Co., Inc., a privately-held corporation engaged in the distribution of draperies and upholstery fabrics from 1984 to April, 1988 when he retired. Prior to that time, Mr. Buchalter was engaged in private practice as a Certified Public Accountant. Mr. Buchalter has been a director of the Company since December, 1987.

     Terry Burman (age 49) has been President and a director of Barry's Jewelers, Inc., a publicly-held retail jewelry chain, since 1982 and Chief Executive Officer since February, 1993. Mr. Burman has been a director of the Company since December, 1987. On February 26, 1992, Barry's Jewelers, Inc. filed a pre-negotiated plan of reorganization under Chapter XI of the United State Bankruptcy Code which was confirmed on June 19, 1992.

     William E. Chaikin (age 75) since 1983 has been a general partner in Fund of Feature Films, a limited partnership in the business of acquiring and distributing motion pictures. Mr. Chaikin served as Chairman of the Board of American Title Insurance Company between 1962 and 1972. From 1965 to 1972, he was Vice Chairman of Mariners Savings and Loan Association. He served as President of Avco Embassy Pictures Corporation, an international producer and distributor of motion pictures, from 1974 to 1979. Mr. Chaikin has been a director of the Company since December, 1984.

     Henry Gluck (age 66) has been Chief Executive Officer of the Company since February, 1983 and Chairman of the Board since June, 1983. Mr. Gluck became a director of the Company in October, 1982.

     Jim Hill (age 48) has been Sports Director and a sportscaster at KCBS-TV since March, 1992. Prior to that, beginning in 1988, he was a sportscaster with KABC-TV.

     J. Terrence Lanni (age 51) is the President and Chief Operating Officer of the Company. He joined the Company in January, 1977 and became Treasurer in February, 1977, Senior Vice President in April, 1978, Executive Vice President in December, 1979 and President in April, 1981. He became a director of the Company in February, 1982.

     Roger Lee (age 61) is Senior Vice President-Finance and Administration of the Company. He joined the Company in April, 1985. Mr. Lee became a director of the Company in December, 1988.

     Stanley Sevilla (age 74) has been engaged in the practice of law for over forty years with an emphasis on business and real estate matters for his entire career. For about the last six years, he has been a sole practitioner and before that he practiced as a member of the firm of Axelrod, Sevilla and Ross. Mr. Sevilla became a director of the Company in September, 1989.

     For a description of the compensation of directors, see EXECUTIVE COMPENSATION - COMPENSATION OF DIRECTORS.

COMMITTEES AND MEETINGS

     The Board of Directors of the Company has an Audit and Compensation Committee consisting of Messrs. Echeverria (Chairman), Burman and Chaikin. The functions of the Audit and Compensation Committee of the Company are (i) making recommendations regarding the engagement of the Company's independent auditors after consultation with management, (ii) reviewing the arrangements for and scope of the engagement of the independent auditors, (iii) approving compensation, benefit and contract matters of certain senior officers of the Company and certain other persons, and (iv) reviewing certain transactions in which officers, directors or control persons of the Company may have potential conflicts of interest. The members of the Audit and Compensation Committee also serve as the Committee under the Company's 1983 Long-Term Stock Incentive Program for purposes of determinations pursuant to such Stock Program and will administer the Senior Officers Combined Incentive Plan if approved by the shareholders. Mr. Echeverria will be retiring on December 8, 1994, however, the Board has not yet selected a successor.

     The Board of Directors of the Company also has an Operations Compensation Committee consisting of Messrs. Gluck and Lanni. This Committee has been delegated authority as to compensation and employment related matters including determining benefits for corporate officers and other key Company personnel exclusive of Messrs. Ball, Gluck, Lanni, Lee, Getz and certain other officers and employees who are within the jurisdiction of the Audit and Compensation Committee.

      During the fiscal year ended July 31, 1994, the Company's Board of Directors held six meetings. Two of the Board's meeting were telephonic. The Audit and Compensation Committee of the Company held ten meetings. Five of these Audit and Compensation Committee meetings were telephonic. The Company does not have a separate nominating committee.

                             EXECUTIVE  COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation information with respect to the Company and its subsidiaries during the three fiscal years ended July 31, 1992, 1993 and 1994 for the Chief Executive Officer of the Company and each of the other four most highly compensated executive officers of the Company who served in that capacity during the fiscal year ended July 31, 1994 (the five "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE(1)


- - -------------------------------------------------------------------------------------------------------------------------
                                                    ANNUAL COMPENSATION                      LONG TERM
                                                                                           COMPENSATION
                                                                                   ---------------------------
                                                                                              AWARDS
                                        ----------------------------------------------------------------------

       (a)                     (b)           (c)            (d)            (e)           (f)          (g)          (i)
                             Fiscal                                       Other                                 All Other
    Name and                  Year                                       Annual      Restricted     Options      Compen-
    Principal                 Ended                                      Compen-        Stock         and        sation
    Position                 July 31      Salary(2)        Bonus        sation(3)     Awards(s)      SARs        ($)(6)
                                             ($)            ($)            ($)         ($)(4)        (#)5
- - -------------------------------------------------------------------------------------------------------------------------

 Henry Gluck                   1994        886,144        741,840         13,029      1,995,550         0         26,919
  Chairman of the              1993        862,400        848,008         10,802      2,428,398         0         20,822
  Board & Chief                1992        814,400        800,000             --      2,140,500         0             --
  Executive Officer

 J. Terrence Lanni             1994        668,208        392,285         13,029      1,077,894         0          5,868
  President &                  1993        650,400        381,600         10,802      1,311,696         0          2,951
  Chief                        1992        614,400        360,000             --      1,155,870         0             --
  Operating
  Officer

 Roger Lee                     1994        342,400        122,404          8,612        479,229         0         14,551
  Senior Vice                  1993        326,400        148,954          7,141        583,177         0          9,467
  President -                  1992        308,400        134,911             --        513,720         0             --
  Finance &
  Administration

 Philip L. Ball                1994        342,400        122,404          8,612        479,229         0         13,459
  Senior Vice                  1993        326,400        148,954          7,141        583,177         0          8,825
  President,                   1992        308,400        134,911             --        513,720         0             --
  Secretary &
  General Counsel

 Edwin L. Getz                 1994        157,400         51,187          6,404         80,119         0          5,613
  Vice President -             1993        150,400         62,290          5,310         97,497         0          3,586
  Taxes                        1992        142,900         56,417             --         85,620         0             --

- - ---------------
Notes:

(1) The column for Long-Term Incentive Plan Payouts was eliminated because there were no such items during the three year period ended July 31, 1994.

(2)  Includes fixed monthly auto allowances.


(3) Includes tax gross-ups with respect to auto allowance and related auto expense reimbursements. Information for years ended prior to December 15, 1992 is not required to be disclosed. Information as to perquisites aggregating less than the lesser of (i) $50,000 or (ii) such person's reported salary and bonus for any year for any Named Executive Officer was not disclosed for such year based upon the applicable Securities and Exchange Commission regulations.



                                        8

(4) All such Shares are subject to forfeiture in the event of a termination of employment prior to the lifting of restrictions. The terms of all outstanding restricted stock awards generally provide for the lifting of restrictions or vesting in three annual installments commencing approximately three years after grant date. Vesting may occur earlier than three years after grant with respect to all stock awards upon a Change in Control of the Company (as defined in the respective stock grant agreement), upon certain terminations of employment, or by discretionary action of the Company's Audit and Compensation Committee. No dividends are currently being declared on the Shares. If the Company were to pay dividends, any dividends on restricted shares would be held in escrow until those shares vest and would then be distributed with the newly vested shares to the respective Named Executive Officer. For this purpose the term "restricted shares" is used to also include contingent shares payable to Named Executives Officers on completion of specified periods of employment. The awards for fiscal 1992 were determined after July 31, 1992. The dollar value of each award reported for fiscal 1993 and fiscal
     1994 was fixed by formula as of July 31, 1993 and July 29, 1994, respectively. The number of shares required to fund the awards for fiscal
     1994 was determined by the fair market value of the Company common stock on October 3, 1994. The aggregate number of restricted shares of Company common stock held at July 31, 1994 by each Named Executive Officer and the value (in parenthesis) of such shares as of July 29, 1994 based on the closing price on the New York Stock Exchange on such date were as follows:
     Henry Gluck - 222,499 ($8,844,335); J. Terrence Lanni - 119,657
     ($4,756,366); Roger Lee - 53,406 ($2,122,888); Philip L. Ball -53,406
     ($2,122,888); and Edwin L. Getz - 8,507 ($338,153).

(5)  There were no options or stand-alone SARs granted during the period.

(6) Includes (a) annual IRA contributions in the amount of $2,000 for each Named Executive Officer, (b) premiums on employee-owned life insurance paid in the following amounts for fiscal 1994: Henry Gluck - $21,720; J.
     Terrence Lanni - $970; Roger Lee - $9,468; Philip L. Ball - $8,376; and
     Edwin L. Getz - $1,859 and (c) for fiscal 1994, Section 401(k) retirement plan contributions in the following respective amounts: Henry Gluck -
     $3,199; J. Terrence Lanni - $2,898; Roger Lee - $3,083; Philip L. Ball -
     $3,083; and Edwin L. Getz - $1,754.  The IRA Plan terminated as of December
     31, 1993.

(7)  During the fiscal year ended July 31, 1994, the other two Executive
     Officers received total salary, bonus and other compensation in the amount of $416,507 and a restricted stock award of 800 shares aggregating $40,904 in value. Since July 31, 1994 these same two other Executive Officers received awards of restricted stock of 2,631 Shares with a value of $114,223 at date of grant.


OPTION VALUES ON JULY 29, 1994

                         AGGREGATE OPTION/SAR EXERCISES
                             IN LAST FISCAL YEAR AND
                      FISCAL YEAR END OPTION/SAR VALUES(1)



                                                                                              (e)
       (a)                    (b)            (c)                    (d)              Value of Unexercised
                                                           Number of Unexercised         In-the-Money
                                                             Options/SARS Held           Options/SARS
                            Shares                          at Fiscal Year End        At Fiscal Year End
                           acquired                      --------------------------------------------------
                             upon           Value              Exercisable/              Exercisable/
Name                       Exercise       Realized             Unexercisable             Unexercisable
                               #              $
- - ------------------------------------------------------------------------------------------------------------

 Henry Gluck                  -----              0               100,000/0               $1,447,000/0
 J. Terrence Lanni           30,000(2)    $427,500                     0/0                        0/0
 Roger Lee                    -----              0                50,000/0                 $955,300/0
 Philip Ball                  -----              0                15,000/0                 $127,500/0
 Edwin L. Getz                -----              0             2,625/1,725            $69,562/$46,375

- - ---------------

(1) There were no grants of employee stock options or stand-alone stock appreciation rights (SARs) to the Named Executive Officers during fiscal 1994. There were no stand-alone stock appreciation rights outstanding as of July 31, 1994. All listed stock options include tandem stock appreciation rights except for the options issued to Mr. Getz. In-the-money stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date. These values are based on a price of $39.75 per share, the closing price of the Shares on the New York Stock Exchange on July 29, 1994. Such values were determined by subtracting the applicable exercise price in each case.
     Since the end of the 1994 fiscal year, Mr. Lee exercised options for 20,000 shares realizing $647,450 in value.

(2) Exercise for cash of stock appreciation rights issued in tandem with stock options.



DEFINED BENEFIT PENSION PLANS


5 YEAR                         PENSION PLAN TABLE
AVERAGE
SALARY                                        YEARS OF SERVICE
- - -------                    ---------------------------------------------------
                                15         20         25         30         35
                                --         --         --         --         --

$  125,000 . . . . . .     $43,750    $56,250    $68,750    $81,250    $81,250
   150,000 . . . . . .      52,500     67,500     82,500     97,500     97,500
   175,000 . . . . . .      61,200     78,750     96,250    113,750    113,750
   200,000 . . . . . .      70,000     90,000    110,000    130,000    130,000
   225,000 . . . . . .      78,750    101,250    123,750    146,250    146,250
   250,000 . . . . . .      87,500    112,500    137,500    162,500    162,500
   300,000 . . . . . .     105,000    135,000    165,000    195,000    195,000
   400,000 . . . . . .     140,000    180,000    220,000    260,000    260,000
   500,000 . . . . . .     175,000    225,000    275,000    325,000    325,000
   600,000 . . . . . .     210,000    270,000    330,000    390,000    390,000
   800,000 . . . . . .     280,000    360,000    440,000    520,000    520,000
 1,000,000 . . . . . .     350,000    450,000    550,000    650,000    650,000
 1,200,000 . . . . . .     420,000    540,000    660,000    780,000    780,000


     The foregoing table illustrates the annual pension benefits for individuals retiring at age 65 payable in the form of a straight life annuity under the provisions of the Company's Executive Security Plans (collectively, the "Pension Plan") for various levels of compensation and years of service. Under the plan, benefits may also be payable with Committee approval as a lump sum subject to specified conditions. The Pension Plan is a defined benefit pension plan which is not a tax qualified plan and covers full time salaried officers and selected other key executives. All Named Executive Officers were covered by the Plan. The amounts shown in the table are not subject to reduction for Social Security benefits or other offset amounts and are based upon the assumption that the Pension Plan continues in its present form. Pension Plan benefits accrue at the rate of two percent (2%) for each year of credited service with an additional five percent (5%) vesting after completion of ten (10) years of credited service and vest after five years of credited service with the Company. Under certain circumstances, benefits may be forfeited concurrent with or following termination of employment.

     The remuneration covered by the Pension Plan is the average of the participant's highest five years of salary earned during his last ten years of employment with the Company. For Pension Plan purposes, the "salary" of a Named Executive Officer for a given year (for example fiscal 1994) will be slightly less than the "salary" reported in the Summary Compensation Table, which includes an automobile allowance. As of October 1, 1994, the full years of credited service under the Pension Plan for the Named Executive Officers were as follows: Henry Gluck - 12 years; J.Terrence Lanni - 17 years; Roger Lee - 9 years; Philip L. Ball - 11 years; Edwin L. Getz - 14 years.

     The Company has established grantor trusts (collectively, the "Trust") in connection with the Pension Plan. Each trust agreement authorizes the trustees to pay to persons entitled to distribution under the Pension Plan, from funds held in the Trust, amounts to which such persons become entitled. The Company has funded the Trust with amounts sufficient to cover current vested benefits under the Pension Plan and intends to make continuing contributions each year so that the Trust will always have sufficient funds to cover vested benefits. In the event of the Company's bankruptcy or insolvency, the Trust assets would be subject to the claims of general creditors. As of July 31, 1994, the Company and its subsidiaries had accrued $18,929,000 for the payment of benefits under the Pension Plan and had funded $12,730,000 of this obligation in the Trust described above.


                         SUPPLEMENTAL PENSION PLAN TABLE
 AVERAGE
INCENTIVE
  PAY                                         YEARS OF SERVICE
- - ---------                  ---------------------------------------------------
                                15         20         25         30         35
                                --         --         --         --         --

$  225,000 . . . . . .      67,500     90,000    112,500    135,000    135,000
   250,000 . . . . . .      75,000    100,000    125,000    150,000    150,000
   300,000 . . . . . .      90,000    120,000    150,000    180,000    180,000
   400,000 . . . . . .     120,000    160,000    200,000    240,000    240,000
   500,000 . . . . . .     150,000    200,000    250,000    300,000    300,000
   600,000 . . . . . .     180,000    240,000    300,000    360,000    360,000
   800,000 . . . . . .     240,000    320,000    400,000    480,000    480,000
 1,000,000 . . . . . .     300,000    400,000    500,000    600,000    600,000
 1,200,000 . . . . . .     360,000    480,000    600,000    720,000    720,000


     The foregoing table illustrates a supplemental pension in the form of a straight life annuity which Mr. Gluck and Mr. Lanni have been accruing since August 1, 1985 pursuant to their employment agreements. The supplemental pension benefit is equivalent to 2% times the number of years of service after July 31, 1985 applied against their respective average incentive compensation since that date to a maximum benefit of 60% of the average incentive compensation. As to such employment contract pension rights based on incentive compensation, the average incentive compensation as of July 31, 1994 for Messrs. Gluck and Lanni since July 31, 1985 was $574,339 and $260,932, respectively, and each has accumulated nine years of service as to such pension rights. For fiscal 1994, the incentive compensation for Messrs. Gluck and

Lanni was $741,840 and $392,285, respectively, which amounts are shown in the "Bonus" column in the Summary Compensation Table. Assuming that the 1994 fiscal year incentive compensation amounts would be earned until normal retirement at age 65 for Mr. Lanni and for Mr. Gluck for the remaining five year term of his employment agreement, the approximate annual pension under this provision for Mr. Gluck would be $177,600 and for Mr. Lanni would be $156,800.

COMPENSATION OF DIRECTORS

     Non-employee directors receive $3,000 per month from the Company for serving on its Board. Also, Peter Echeverria receives $1,000 per month for serving as a director of Desert Palace, Inc., a subsidiary of the Company. In addition to the foregoing, non-employee directors of the Company are eligible to receive grants of non-qualified stock options pursuant to the terms and conditions of the Non-Employee Directors' Stock Option Plan described below. Notwithstanding his retirement from the Company's Board, Mr. Echeverria will continue to serve on the Desert Palace, Inc. board of directors.

     On November 24, 1987, the shareholders of the Company approved the Non-Employee Directors' Stock Option Plan, under which the issuance of an aggregate 100,000 Shares was authorized. As of July 31, 1994, options to purchase 60,000 Shares had been issued under this Plan. The Non-Employee Directors' Stock Option Plan provides that non-employee directors will receive certain options to purchase Shares for an exercise price per Share equal to the fair market value of the Shares on the date of grant. New non-employee directors who are elected to the Board for the first time at any special or annual meeting of shareholders on or after November 24, 1987 will each receive, on the election date for their first election to the Board, an option to purchase 5,000 Shares. On the date of each annual meeting of shareholders, each continuing non-employee director is automatically granted an option to purchase an additional 1,000 Shares at fair market value on the date of such meeting. Consequently, on December 7, 1993, the date of last year's Annual Meeting, each of the five non-employee directors received an additional option award of 1,000 Shares at a price of $51.13 per share along with Limited Rights as explained below. Moreover, Messrs. Buchalter, Burman, Chaikin and Sevilla will automatically receive an additional option award of 1,000 Shares on the Annual Meeting date specified herein. Mr. Hill will receive an option to purchase 5,000 Shares on the Annual Meeting date specified herein provided he is elected as a non-employee director.

     Each option granted under the Non-Employee Directors' Stock Option Plan shall become exercisable in full on the date six months and one day after the date of grant. The term of each option shall generally be five years from the grant date, but any option shall expire within a maximum of nine months after the optionee ceases to serve as a non-employee director. When each option is granted, Limited Rights equal to the number of Shares covered by such option will also be granted. The Limited Rights will become exercisable for a sixty-day period if certain specified changes in the ownership of the Company occur. Upon the exercise of an option's related Limited Rights, a cash payment will be made and the related option will be canceled. Persons eligible under this Plan are not eligible for awards under the Company's 1983 Long-Term Stock Incentive Program. During the fiscal year ended July 31, 1994, Messrs. Buchalter, Burman, Chaikin and Echeverria exercised stock options for 1,000 Shares each and realized appreciation (market value at date of exercise less exercise price) of $27,435, $21,745, $24,435 and $23,185, respectively. As of July 31, 1994, all options were fully exercisable and the number and value (in parenthesis) of such unexercised options for Shares by non-employee directors were as follows: Peter Echeverria - 5,000 Shares ($44,110), Terry Burman - 4,000 Shares ($36,490), Irving Buchalter - 5,000 Shares ($44,110), William Chaikin - 5,000 Shares ($44,110) and Stanley Sevilla - 4,000 Shares ($36,490). For purposes of the foregoing, value is determined by taking the market price of the Shares on July 29, 1994 and subtracting the option price. On September 23, 1994 Mr. Echeverria exercised options for 1,000 Shares at a price of $32.13 realizing $12,432 in value. On September 30, 1994, Mr. Echeverria exercised additional options for 1,000 Shares at a price of $15.19 and 1,000 Shares at a price of $28.19 realizing $43,120 in value.


     Members of the Audit and Compensation Committee (as named below), except the Chairman, receive $750 from the Company for each non-telephonic Committee meeting of the Company. There were five regular and five telephonic Committee meetings during the fiscal year ended July 31, 1994. Peter Echeverria as the Chairman of the Audit and Compensation Committee of the Company receives a fee of $1,250 per month from the Company.

     As officers and full-time employees of the Company, Messrs. Gluck, Lanni, Lee and Ball receive no separate compensation for services as directors or for services on the Operations Compensation Committee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has a renewable five-year employment agreement with Mr. Gluck and a renewable three-year employment agreement with Mr. Lanni, providing, among other things, for employment at current fiscal 1995 annual base salaries of $887,843 for Mr. Gluck and $665,882 for Mr. Lanni, subject to annual cost of living increases or decreases equivalent to two-thirds of the change in the consumer price index during the life of the contracts and further subject to discretionary increases by the Audit and Compensation Committee of the Board. Both Mr. Gluck and Mr. Lanni received 1.8% salary increases effective August 1, 1994. Both employment agreements automatically extend on a daily basis so that the outstanding term is always five-years or three-years, as the case may be, subject to the continuing option by the Company or the employee to terminate the continuing automatic extension provision at any time. In the event of a wrongful termination by the Company, which includes a breach by the Company of any of its obligations under the agreements, Mr. Gluck or Mr. Lanni shall have the option of terminating his respective agreement and obtaining benefits equal to at least the present value at that time (using a rate based on five-year treasury notes) of unpaid salary and incentive compensation for the then remaining term and shall continue to receive all other benefits for the remaining term. Unless Mr. Gluck or Mr. Lanni agrees to a 10% reduction in such payment, such person would have a mitigation obligation to the extent such obligation is provided under California law. Upon termination in either situation, all of the then outstanding unvested restricted or contingent stock and any unexercisable stock options would vest or become exercisable. The agreements also provide for incentive compensation based on or similar to the Incentive Compensation Plan provisions described in this Proxy Statement; however the Plan will apply unless the employee elects to be governed by the employment agreement. The employment agreements have been amended to delete the formula bonus provisions effective August 1, 1995 for Mr. Lanni and August 1, 1997 for Mr. Gluck unless the shareholders approve Proposal 3 herein. The agreements further provide for indemnity by the Company in the case of claims related to such persons' employment to the maximum extent allowed under the Florida General Corporation Act.

     In the event of a Change in Control, Mr. Gluck and Mr. Lanni each have a one-year option to terminate their respective agreements and to collect the same payment applicable in the event of a wrongful termination. That payment is substantially equivalent to the amount payable for wrongful termination prior to a Change in Control plus a lump-sum amount equal to the Termination Benefit under the Executive Security Plan. Any such payment is subject to the safe harbor limitation of 2.99 times the base amount established by the Deficit Reduction Act of 1984 ("DEFRA") applicable to therein defined "parachute payments" (the "DEFRA Limitation"). This limitation also applies to benefits payable in the event of a wrongful termination following a Change in Control.

     Under their employment agreements, Messrs. Gluck and Lanni are entitled upon retirement to continuation of medical insurance coverage or the equivalent for themselves (and their respective dependents) for their respective lives plus one year and the Company at July 31, 1994 had accrued $282,000 and $279,000, respectively, for these benefits, subject to the condition that to the extent either is employed by an employer offering such insurance or has medicare coverage, the Company obligation shall be secondary.

     In addition, the Company has contingent severance agreements with all Executive Officers which provide that if (i) a Change in Control (as defined therein) occurs, and (ii) within three years after the Change in Control the executive officer is discharged, other than for cause (as defined therein), or resigns because of several stated reasons including but not limited to, a reduction in compensation or responsibilities or because the Company's principal offices are moved more than twelve miles, the executive officer will be entitled to receive a lump-sum payment equivalent to the amount of salary that the covered person would have received (without considering reductions after the Change in Control) during a period ending upon the later of two years after the Change in Control or one year after the termination of such person's employment and the incentive compensation that would have been earned in the same period computed by projecting and prorating the greater of the incentive compensation amount actually payable for the full fiscal year preceding the year in which the Change in Control takes place and the amount projected for the year in which the Change in Control takes place. In addition, under such contingent severance agreements, and in some cases under provisions in the stock option and stock bonus agreements, unvested stock options, stock appreciation rights, and restricted or contingent stock grants under stock bonus plans will vest upon such termination of employment. Certain other employment benefits will also continue during such period. The severance agreements also provide for pension benefits to be computed under the assumption that the termination of employment occurred at the end of the two-year/one-year period described above and that the five-year pension plan vesting period is not applicable. Under the terms of such agreements, all such benefits are subject to the DEFRA Limitation described above.

     Assuming that a Change in Control as defined in the above-described agreements were to occur and Messrs. Gluck and Lanni exercise their options to terminate their contracts and Messrs. Ball, Lee and Getz are immediately discharged, the maximum possible aggregate payment amount in lieu of salary, incentive compensation, unvested stock options, restricted stock bonus awards and other benefits under the DEFRA Limitation to Named Executive Officers under the above-described agreements or as to Messrs. Gluck and Lanni under their employment agreements or contingent severance agreements is estimated to be as follows assuming a stock price of $40 per share and application of the proposed federal income tax regulations:  Henry Gluck - $16,073,000; J. Terrence Lanni -
$8,241,000; Roger Lee - $3,152,000; Philip L. Ball - $3,149,000; and Edwin Getz
- - - $835,000.  Depending upon the value of the Company's stock and other factors, the actual value of amounts and benefits due under such agreements will vary from time to time and may be less than this maximum.

     Effective January 1, 1994, the Company adopted a 401(k) employee benefit plan covering substantially all of its non-union employees (including the Executive Officers). The plan provides for the Company to contribute one percent (1%) of certain compensation of all participants into the plan and for participants to voluntarily contribute up to twelve percent (12%) of certain compensation into the plan subject to tax law restrictions. For every dollar the participant contributes from the first four percent (4%) of compensation, the Company will match it on a fifty percent (50%) basis with such matching contributions to vest over the first five (5) years of employment. Pursuant to tax law, the annual compensation of each employee taken into account under the plan year cannot exceed $150,000 subject to cost of living increases for calendar years after 1994. Contributions with respect to the Named Executive Officers are included in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT
                                     REPORT

     Decisions on the compensation of the Company's Named Executive Officers are made by the Audit and Compensation Committee of the Board (the "Committee"). Each fiscal year-end, the Committee conducts a review of the Company's Named Executive Officer compensation arrangements for purposes of considering manage-ment-recommended salary increases and to review the Company's Incentive Plans (under which annual bonuses are paid). Decisions as to salary and bonus as to the Executive Officers of the Company, other than the Named Executive Officers, are made by the Operations Compensation Committee composed of Messrs. Gluck and Lanni. As to restricted stock grants, the grants for Named Executive Officers of the Company were put on a performance formula basis by the Committee during fiscal 1993 for fiscal years ending July 31, 1993 and 1994 as explained below. Decisions concerning stock-based awards for all Executive Officers except the Named Executive Officers of the Company were made by the Committee on a subjective basis after consideration of recommendations by Company management. As part of its annual review, the Committee consults with management and an outside consultant.

     The Committee has three members: William Chaikin, Terry Burman and Peter Echeverria. All members of the Committee are non-employee directors of the Company. This report primarily discusses the Company's compensation policies as to compensation reported for the fiscal year ended July 31, 1994, with respect to the Named Executive Officers.

OVERALL POLICY

     The Company's Executive Officer compensation program is intended to provide competitive levels of compensation and to link compensation in substantial part to corporate performance. To forge this link, a significant portion of Executive Officer compensation is (i) tied directly to the Company's pre-tax net income (with certain adjustments) by use of a formula based on earnings in excess of a targeted return on equity and (ii) tied indirectly to the Company's stock price through the use of stock options and restricted stock grants with deferred vesting. The overall objectives of the Company's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives, to link executive and shareholder interests through equity-based compensation, and to encourage prudent management and a long-term perspective.

     The key elements of the Company's Executive Officer compensation in recent years have been base salary, annual bonus and restricted stock grants. The application of the Committee's policies to each of the key elements is discussed below. The Committee implements these policies in the context of its consider-ation of the full cash and stock compensation packages of the Named Executive Officers and the stock compensation arrangements for Executive Officers other than the Named Executive Officers. The Committee generally has available to it the recommendation of Messrs. Gluck, Lanni and Lee and summaries of salary, total cash compensation, and total direct compensation of certain other gaming companies when it considers these questions. All companies included in the Performance Graph in that subsection set forth below were included in the reports reviewed by the Committee and in most comparative analyses included therein. Factors taken into account by the Committee in its generally subjective evaluation (as to compensation matters not controlled by the performance-based formulae it has established) include the recommendations of Messrs. Gluck, Lanni and Lee, the competitive compensation practices in the gaming industry, the Company's operating performance both standing alone and comparatively, the performance and responsibilities of the individual Named Executive Officer, and the inflation rate. The Committee does not give particu-lar weight to any one factor in making its decision.

     With respect to Executive Officers other than the Named Executive Officers, the policies of the Operations Compensation Committee are generally the same as those of the Committee. As to all Executive Officers other than Named Executive Officers, a subjective analysis which takes into account Company performance in the general sense, a perception of an individual's performance, and competitive compensation conditions is primarily used by management in determining salary, incentive compensation and stock awards to be recommended to either the Committee or the Operations Compensation Committee. No particular weight is given any of these factors in this evaluation.

     In determining compensation for executives, the Committee generally takes into account tax effects on the Company and the executive including the effects of the recently enacted Section 162(m) of the Internal Revenue Code of 1986, as amended, ("Section 162(m)") which limits annual tax deductions for compensation for certain corporate officers to $1 million. Generally, the new law limits deductions for the chief executive officer and the four most highly compensated officers required to be named in the proxy statement unless such compensation is awarded under plans complying with certain requirements including, without limitation, objective performance standards and advance shareholder approval. See the more detailed discussion at PROPOSAL 3 in this Proxy Statement. With the objective of maximizing Company deductions, the Company has revised its cash and stock incentive programs for the persons it believes are covered by Section 162(m) and is submitting such programs for shareholder approval in PROPOSAL 3 in this Proxy Statement. Although the Committee generally seeks to reconcile these tax limitations and its compensation policies, the Committee believes that the new tax law requirements cannot be necessarily reconciled with effective and sound compensation policies in all events. For example, there may be situations where changing market conditions or competitive needs, subjective factors, fairness or other situational necessities require more flexibility. Thus, to insure such flexibility, the Committee reserves the discretion to make payments or to establish compensation arrangements that may not qualify under Section 162(m).

     To help it evaluate the management's recommendations and to develop data for fiscal 1994 compensation arrangements, the Committee considered an analysis prepared by an independent consultant in July, 1993 (the "1993 Report"). In the 1993 Report, the consultants noted that because of the limited number of comparable companies available as a database (and also the varying responsibilities for officers in different companies with the same title), a position should be considered to be paid competitively if an incumbent's pay falls within 10% to 15% of the going rate for either base salary or total cash compensation.

     The 1993 Report compared the Company's base salary and total cash compensation data for Messrs. Gluck, Lanni, Lee and Ball with similar data (adjusted to take into account timing differences) for similar positions to the extent available from eight (8) other large gaming companies for Mr. Gluck and a lesser number for the others based on the availability of data. This comparison indicated that on average the respective base salary amounts for the four execu-tive positions approximate the competitive average and that the respective total cash compensation amounts were above the competitive mean average amounts by approximately 11%. According to the 1993 Report, Mr. Gluck's base salary was below the competitive average, but the addition of his bonus caused his position to be paid competitively. The 1993 Report concluded that proposed salary increases of five percent (5%) for fiscal year 1993 for Executive Officers generally compared reasonably with average management merit increases of four and one-half percent (4.5%) for a broad sample of companies and would result in compensation within competitive bounds, taking into account the Company's relative financial performance. The Committee also had available to it the total compensation comparative data provided in the 1992 Report discussed below in the Restricted Stock section of this Report.

     The consultants also stated in the 1993 Report that they believed that Caesars World should position its total compensation levels at or above competitive averages because its overall long-term financial performance continues to be above the average for its leading competitors. In comparing the Company's corporate performance to seven (7) other gaming companies with publicly-traded securities (all included in the above compensation comparison), the 1993 Report found that although the Company's 1993 total shareholder return ranked just below the median, the Company's three year return was well above the group median (based on the six (6) of the seven (7) other gaming companies for which data was available). Three years was chosen on the basis that it provided the most current comparison and consistency with past practice. The eight (8) company group (with this Corporation) included all five (5) companies covered in the Dow Jones Casino Index in the Performance Graph set forth in this Proxy Statement after this Report and three (3) other large companies with significant gaming operations and was selected by the consultants and approved by the Company. The Dow Jones Casino Index in the Performance Graph was prepared and the peer group in it selected by Dow Jones. As to other measures, i.e., 1993 return on total capital and 1993 return on shareholder equity, the Company ranked second among a seven (7) peer company group which excluded one (1) company from the aforesaid eight (8) company group because of lack of comparable results for some periods.

BASE SALARIES

     In the absence of further action by the Committee, the base salary for Messrs. Gluck and Lanni is fixed by their respective employment agreements (summarized in the preceding subsection of this Executive Compensation section of this Proxy Statement). The base salaries of all Executive Officers (including Messrs. Gluck and Lanni) are reviewed each year.

     The salary of Mr. Getz was omitted from the consultant's analysis because compensation data was not readily available for Mr. Getz's position. The Committee authorized a five percent (5%) salary increase for fiscal 1994 for Mr. Getz based on the recommendation of Messrs. Gluck, Lanni and Lee which included consideration of the rate of increases granted to key employees in general, his performance, the inflation rate, and the Company's operating results. No particular weight was given to any single factor in this review. Similarly, Executive Officers of the Company who are not Named Executive Officers were granted five percent (5%) increases on the same basis by the Operations Compensation Committee, which is composed of Messrs. Gluck and Lanni. After the Committee had considered the recommendations by management and the 1993 Report and its own subjective perceptions, the Committee determined the fiscal 1994 base salaries for the top four Named Executive Officers by making the management-proposed five percent (5%) adjustment to the existing salaries of Messrs. Lee and Getz. In order to seek to maximize the Company's position under
Section 162(m), it limited Messrs. Gluck and Lanni to 2.8% increases in order to seek to preserve qualification of the existing employment agreements as outside
Section 162(m) by being equal to the cost of living index increases. In autho-rizing the salary increases for fiscal year 1994, the Committee did not give particular weight to any one factor, but looked at all the factors as a whole.

     In July 1994 after a similar evaluation including consideration of updated data by the consultant similar to that provided by the 1993 Report, the Committee decided that the increase to be made for fiscal year 1995 in the base salaries of Messrs. Ball and Lee would be equal to about four percent (4%) of their respective existing base salaries, however, because of tax considerations, Messrs. Gluck and Lanni were limited to the automatic increases provided pursuant to their employment agreements resulting in salary increases of 1.8% approximating two-thirds (2/3) of the cost of living index increases. Other Executive Officers were given similar increases by the Operations Compensation Committee.

ANNUAL BONUS

     Since fiscal 1984, the annual bonus for each of the top four Named Executive Officers has been determined pursuant to the Company's Senior Corporate Officers Incentive Plan. Similarly, since fiscal 1984, the annual bonuses for Mr. Getz and the Executive Officers who were not Named Executive Officers were determined pursuant to the Company's substantially similar Corporate Officers and Key Corporate Personnel Incentive Plan. In the case of Messrs. Gluck and Lanni, the same formula is set forth in their pre-existing employment agreements so the amount would be the same even if the Incentive Plan did not apply.

     Under the Company's two Incentive Plans, subject to stipulated maximums of 100% of salary for Mr. Gluck, 60% of salary for Mr. Lanni and 50% of salary for all other Executive Officers, each Executive Officer receives a designated percentage of the portion of the adjusted pre-tax net income of the Company and its subsidiaries which exceeds twelve percent (12%) of the Company's total shareholders' equity on the books of the Company as of the end of the previous fiscal year (as adjusted for changes during the relevant year). Such excess portion is called "Plan Income." A detailed description of the actual adjustments to determine Plan Income is at Proposal 3 in this Proxy Statement. The fiscal 1994 applicable percentages of Plan Income for the Named Executive Officers were as follows: Henry Gluck - 1%, J. Terrence Lanni - 0.6%, Roger Lee
- - - 0.165%, Philip L. Ball - 0.165% and Edwin L. Getz - 0.069%. The designated percentage of Plan Income and stated incentive compensation maximums (as well as the required twelve percent (12%) of equity "hurdle" rate) for each Named Executive Officer are intended to take into account all of the individual's contributions toward attaining overall corporate objectives by setting an appropriate overall maximum annual incentive compensation level for each Named Executive Officer in the event of a substantial earnings performance and by putting the Named Executive Officer at risk as to incentive compensation because of the twelve percent (12%) of equity hurdle before the annual incentive compensation payment provision becomes operative. Thus, the Committee believes that the annual incentive compensation formula effectively ties the executive's earnings to Company operating performance.

     The basic approach for the Incentive Plans was first adopted in 1983 and, except for changes in rates and maximums for certain of the Executive Officers of the Company, it has been applied since that time. The Committee notes that this formula provides a significant connection to Company performance because there must be substantial threshold return for shareholders before any Executive Officer obtains any payment under the incentive compensation formula. Using the number of shares outstanding on July 31, 1994 and the shareholders' equity on that date as an illustration, the Company would have to achieve pre-tax earnings of $66,824,000 before any incentive compensation would be earned at all under this formula. The Committee believes that over the long term, this is a continued incentive to management as to matters within their control and makes the compensation of the Executive Officers sensitive to the Company's operating performance.

     According to the 1993 Report, Mr. Gluck's bonus, combined with his base salary, brought his total cash compensation to a level approximately nine percent (9%) above the median average amount in a nine (9) peer company group considered in the 1993 Report (which covered a non-public company in addition to the eight (8) gaming oriented companies with publicly-traded securities). The 1993 Report also found the levels of the Company's combined salary and bonus compensation to be "reasonable" with respect to all top four Named Executive Officers.

     The Committee also reviewed the financial performance data as set forth above which had been evaluated in the consideration of base salary. The Committee made no changes in the incentive compensation formula for fiscal 1994. The formulas for Messrs. Gluck and Lanni had already been set in their existing employment agreements. The Committee did not give particular weight to any one factor in considering this matter but looked at all the factors as a whole. For fiscal 1995 and thereafter, the Committee adopted the Senior Officers Combined Incentive Plan to include both cash bonuses and restricted stock grants subject to shareholder approval. See the discussion pertaining to PROPOSAL 3.

RESTRICTED STOCK

     The Committee is authorized to grant a wide variety of stock-based awards under the Company's 1983 Long-Term Stock Incentive Program and the plans estab-lished thereunder (collectively, the "Stock Program"). See PROPOSAL 2 for information regarding certain proposed amendments to the Stock Program. During the last few years the awards under the Stock Program to Executive Officers of the Company have consistently been made in restricted stock grants which vest in equal increments beginning on or about the third anniversary date after the date of grant and fully vest on the fifth anniversary date of the date of grant conditioned upon continued employment with the Company. The Committee believes that this type of award has been successful in encouraging management to focus on long-term appreciation in the price of the Company's stock because of the long-term deferred vesting and successful in fostering stability and longevity in the management team by creating a financial incentive for the executive to remain with the Company. The Committee generally has not taken into account existing outstanding unvested awards or Executive Officers' stockholdings in determining the size of stock awards.

     In evaluating the proposed discretionary restricted stock awards for Messrs. Gluck, Lanni, Lee and Ball for fiscal 1992, the Committee utilized a report analyzing comparative long-term incentive awards based on 1992/91 data which was prepared for the Committee by an outside consultant (the "1992 Report"). The 1992 Report noted that because of the limited size of the comparison group and the lack of clear information on total direct compensation (salary, cash bonuses, stock and stock option awards), a position should be considered to be paid competitively if its pay was within fifteen to twenty percent (15%-20%) of the apparent standard for total direct compensation.

     In this report, one and three-year financial performance comparisons covering total return, return of capital and return of shareholder equity for varying groups of gaming companies including the Company were included except that a six (6) company group was used as to three year-total return. Three years was utilized to use reasonably current comparisons and for consistency with past analyses. In the 1992 Report, the Company placed second on all performance comparisons except total shareholder return on a one-year basis as to which the Company placed sixth (6th) of eight (8) companies. In addition, a comparative tabulation was added for total direct compensation which included amounts for the estimated present value of annualized long-term incentive opportunity for long-term incentive grants using the Black-Scholes option valuation method. The Company's total long-term incentive award compensation relative to base compensation and total direct compensation, assuming issuance of the recommended restricted stock grants, was determined to be approximately at the fifty percentile level for an eight (8) company group and was compared to selected groups in certain other consultant-constructed indexes. In the 1992 Report, it had been noted that the total direct compensation for Messrs. Gluck and Lanni approximated the competitive median for the total direct compensation in the eight (8) company comparison group taking into account the proposed restricted stock grants; however, the total direct compensation of the four (4) top Named Executive Officers was slightly above the median for the gaming industry but consistent with the Company's performance. The 1992 Report also found that the Company ranked slightly above average as to the percentage of shares reserved for long-term incentive programs. After considering the 1992 Report, the Company's proposed grants related to fiscal 1992 were found to be generally competitive for Mr. Gluck and reasonable in light of the Company's comparative financial performance and competitive stock-based programs.

     The compensation of Mr. Getz was omitted from the analysis of competitive compensation because of difficulties in matching his position with comparable positions through the information available. As to grants of restricted stock to Mr. Getz as well as the Executive Officers who are not Named Executive Officers, the Committee applied a subjective analysis and gave consideration to the recommendations of Messrs. Gluck, Lanni and Lee.

     After consideration of the 1992 Report and of the increasing emphasis within the corporate community on performance-based grants, and based on its own subjective evaluation, the Committee decided that performance-based restricted stock awards should be made by the Company with respect to fiscal years 1993 and 1994 using a formula modeled on the existing Incentive Plans' formula described in the above Annual Bonus subsection. The Committee believed that this approach offered the advantage of using existing performance-based computations and utilized the advantage of the Company's Executive Officers' and administrative personnel's familiarity with existing Incentive Plans. As explained in the above Annual Bonus subsection, the Committee believes that this particular formula approach produces an effective connection to Company operating results. The initial value of the awards for each Named Executive Officer was related to a specified percentage of Plan Income. Thus, the initial value of such awards was tied to the excess of the Company's pre-tax net income (as adjusted) for the relevant year over twelve percent (12%) of book equity (the "Hurdle Rate"), and any increase or decrease in that value would be effectively tied to appreciation in the value of the Company's stock. The recipients' rights to the awards would be scheduled to begin to vest three years later and will take five years to vest completely. Accordingly, the Committee believed the Company would obtain a performance-related effect based on both the Company's earnings performance and change in stock price. The deferred vesting is intended to enhance the stability of the management team and create a relationship between long-term compensation and stock price performance. The Committee did not consider the substitution of other forms of stock awards for the restricted stock awards it has been using for several years but continued this past practice. As to such awards, the Committee usually includes tax withholding rights to persons who are Executive Officers and subject to the "short-swing-profit" rules under Section 16 of the Securities Exchange Act of 1934 in order to reduce the need for such persons to sell stock to pay taxes at the time of the lifting of restrictions on such restricted stock.

     In considering the 1992 Report, the Committee evaluated the Incentive Plans Hurdle Rate and determined that it should maintain the existing twelve percent (12%) rate for long term consistency notwithstanding the fact that this rate had been set in 1983 taking into account the Company's average borrowing rate at that time and that the Company's current average borrowing rate was substantially lower.

     The individual percentage rates to be applied to Plan Income for each of the Executive Officers for fiscal 1993 and 1994 was set by the Committee so that the value of restricted stock grants under the formula would be approximately comparable to the grants made for 1992 in the event of comparable Company operating results. These grant levels had been previously reviewed by the Committee for reasonableness prior to issuance. See the discussion above. Accordingly, Mr. Gluck's percentage of Plan Income for fiscal 1993 and 1994 stock grants was set at 2.69%. The other percentages were Mr. Lanni - 1.453%, Messrs. Lee and Ball - 0.646% each, and Mr. Getz - 0.108%. The Committee also determined that the restricted stock awards for fiscal 1993 and 1994 would vest over three equal installments beginning on the third anniversary of the January 1 following each particular grant and that the award would be effected each year on a specified date, with the number of shares being determined at such date using the average of the high and low prices of the Company's stock on such date. For the fiscal 1994 awards, this date was accelerated to October 3, 1994 in order to complete the issuance of awards under the Company's 1983 Long-Term Stock Incentive Program before the completion of this proxy statement. Thus, for fiscal 1994, under the formula, each individual earned a "value" of restricted stock for 1994 as set forth in the Summary Compensation Table and the number of shares was determined based on market prices on October 3, 1994. For fiscal 1995 and thereafter, a similar formula plan had been approved by the Committee and the Board of Directors subject to shareholder approval. See PROPOSAL 3 in this Proxy Statement.

               WILLIAM E. CHAIKIN  TERRY BURMAN  PETER ECHEVERRIA
                        AUDIT AND COMPENSATION COMMITTEE

PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholders' return on the Company common stock with the cumulative total shareholders' return on the Standard and Poors 500 Index and the Dow Jones Casino Index, assuming an investment of $100 in each of the above at their respective closing prices on July 31, 1988 and reinvestment of dividends.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG CAESARS WORLD, INC., THE S & P 500 INDEX
                       AND THE DOW JONES CASINOS INDEX

                              7/89    7/90    7/91    7/92    7/93     7/94
                              ----    ----    ----    ----    ----     ----

CAESARS WORLD, INC.           $100    $ 35    $ 60    $ 74    $ 98     $ 92

S & P 500                      100     106     120     135     147      155

D J CASINOS                    100      81      95     109     195      157

*  $100 INVESTED ON 07/31/89 IN STOCK OR INDEX -
   INCLUDING REINVESTMENT OF DIVIDENDS.
   FISCAL YEAR ENDING JULY 31.


                                   PROPOSAL 2
                                AMENDMENT TO THE
                     1983 LONG-TERM STOCK INCENTIVE PROGRAM

     The Company currently maintains the 1983 Long-Term Stock Incentive Program (as in effect prior to the amendments described below, the "Stock Program" and, as proposed to be amended, the "1994 Long-Term Stock Incentive Program" or the "Amended Stock Program"). Subject to shareholder approval, the Audit and Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company and the Board have each approved (on July 14, 1994 and October 4, 1994, respectively) a resolution to amend the Stock Program (i) to authorize that one million two hundred thousand (1,200,000) Shares be reserved for issuance under the Stock Program effective upon approval by the Shareholders,
(ii) to extend the last day upon which awards based on such additional Shares may be granted under the Stock Program from December 31, 1996 to December 7, 2004, (iii) to renew the Committee's authority to grant "Incentive Stock Options" ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), (iv) to limit the maximum number of Shares issuable under the Stock Program to any single individual, as required by newly enacted Section 162(m) of the Code, and (v) change the Stock Program's provisions where necessary or appropriate to reflect certain changes made since the Stock Program was adopted in 1983 in the Code in the rules and interpretations promulgated by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act") and otherwise.


     The purpose of the Stock Program is to provide certain key executives of the Company with an incentive to achieve corporate objectives, an opportunity to enlarge their equity interest in the Company, and an incentive to remain in the Company's employ. The Company estimates that as of October 4, 1994 there were approximately 142 employees who held outstanding awards under the Stock Program, 13 of whom were then officers of the Company (including four (4) who are also directors). The number of employees thus participating in the Stock Program is not expected to change appreciably as a result of the proposed amendments. As of October 4, 1994, only 54,971 Shares remained available for issuance under the Stock Program and 1,706,563 Shares were subject to outstanding awards under the Stock Program (including awards under plans which have awards based on Shares issued under the Stock Program).

TEXT OF AMENDED STOCK PROGRAM

     A copy of the Amended Stock Program is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference, with the text of the amendments to the Stock Program being underlined and the deletions in the Stock Program being struck through.

PROPOSED AMENDMENTS

     1. INCREASE IN NUMBER OF SHARES. The Board of Directors believes that in order to continue the effectiveness of the Stock Program in achieving the objec-tives discussed above, it would be desirable to have one million two hundred thousand (1,200,000) Shares available for issuance thereunder. The Stock Program, as amended subject to shareholder approval (the "Amended Stock Program"), provides that the aggregate number of additional Shares issuable under the Stock Program to key employees, including officers, of the Company or any subsidiary shall be one million two hundred thousand (1,200,000) Shares, subject (as are the remaining Shares previously reserved for issuance under the Stock Program and Shares subject to outstanding awards thereunder) to equitable adjustment by the Committee in the event that (i) the outstanding Shares of the Company are increased, decreased, or exchanged for a different number or kind of shares or securities or property, or any combination thereof through reorganiza-tion, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares, or otherwise; or (ii) there is a merger or consolidation or a transfer of all or substantially all of the Company's assets which requires an adjustment to provide substantially equivalent rights to the holders of awards. The Company believes that with such additional Shares the Amended Stock Program will continue in the years ahead to permit the Company to compete with other organizations offering similar plans in obtaining and retaining the services of competent executives and will increase the identity of interests of those who hold positions of major responsibility in the Company with the interests of the Company's shareholders.

     2. EXTENSION OF PERIOD DURING WHICH GRANTS MAY BE MADE. The Stock Program currently provides that no additional grants of any awards may be made after December 31, 1996. Because the Stock Program has been amended, conditioned upon obtaining shareholder approval, to increase the number of Shares available for award thereunder, the Board of Directors considers it desirable to extend the period during which awards using any newly authorized Shares may be granted to December 7, 2004, so that the Company may continue to use the Amended Stock Program for its intended purposes. However, awards using previously authorized Shares (including any which become available as a result of forfeiture of awards which are outstanding on the effective date of these amendments) shall not be made after December 7, 1994.

     3. RENEWED AUTHORITY TO GRANT INCENTIVE STOCK OPTIONS ("ISOS"). Because of limitations imposed by Section 422 of the Code, the Committee's original au-thority under the Stock Program to grant Incentive Stock Options (as that term is defined in Section 422 of the Code), or ISOs, expired on December 31, 1993.
Section 422 permits the grant of ISOs only for a 10-year period following the earlier of the adoption of the Stock Program or its approval by stockholders. Given recent changes in Federal income tax rates, the ability of the Company to use ISOs (which generally provide capital gains treatment to the option holder for any appreciation in the value of the underlying stock) as an incentive tool may be increasingly important in the coming years.

     4. MAXIMUM NUMBER OF SHARES FOR ANY EMPLOYEE. Pursuant to proposed regulations issued under Section 162(m) of the Code, in order for stock-based compensation to be treated as performance-based compensation, and therefore remain deductible to the Company (as discussed in PROPOSAL 3 of this Proxy Statement), the plan under which the stock compensation is granted must state the maximum number of Shares with respect to which stock options, restricted stock and other stock rights may be granted to any employee during a specified period. Solely to fulfill this requirement, and not to evidence any intention of actually granting awards with respect to a specific number of Shares to any single employee, the Stock Program would be amended to state that the maximum number of Shares which can be made subject to awards to any one employee in the period beginning on December 8, 1993 and ending on December 7, 2004 is one-half (1/2) of the maximum number of Shares which might be available or 600,000 Shares.


     5. CHANGES TO CLARIFY AND CONFORM WITH INTERIM CHANGES IN APPLICABLE LAWS, RULES AND INTERPRETATIONS. In addition to the substantive amendments discussed in paragraphs 1-4 above, certain additional amendments are proposed throughout the Stock Program which would generally update and clarify the provisions of the Stock Program in the light of changes in applicable laws, rules and regulations, without making any substantial change in the Stock Program. For example, the references to Code Section 422A in the Stock Program would be changed to refer to Code Section 422, to conform with actual revised numbering of the Code Section.

     The following is a description of the material provisions of the Amended Stock Program.

     GENERAL. The Stock Program specifically authorizes and permits the use of performance shares, performance bonuses, stock grants, stock options (including without limitation Incentive Stock Options), stock appreciation rights, cash payments, or any combination of these forms. The Stock Program gives the Committee broad discretion to determine the terms of and nature of awards under the Stock Program consistent with the objectives, provisions and limitations of the Stock Program and provides that Shares reserved under the Stock Program may be allocated for the purpose of measuring compensation accounts or providing shares for distribution under any deferred compensation arrangements or plans that may be adopted.

     ADMINISTRATION. The Stock Program vests broad powers in the Committee to administer and interpret the Stock Program. The Committee's powers include authority to select employees to whom awards will be granted, to determine the type, size and term of awards, to determine whether payout of awards will be in Shares, or cash, or a combination of both, to determine the time when awards will be granted, to establish objectives and conditions for earning awards, and to determine whether payment of an award will be made at the end of an award period or deferred. The Committee can also allow payment for options and other awards to be effected by delivery of Shares or a note.

     ELIGIBILITY TO RECEIVE AWARDS. Officers and other key employees of the Company and its subsidiaries are eligible to receive awards, and participants will be selected by the Committee in its sole discretion subject to the specified maximum aggregate number of Shares available for use under the Stock Program and the specified maximum number of Shares available under the Stock Program to be used for the benefit of any single individual.

     TYPES OF AWARDS. As indicated above, the Stock Program gives the Committee the discretion as to the type of award which may be granted among the following or any combination of the following:

     STOCK OPTIONS include awards pursuant to which the participant may purchase such number of Shares as may be allocated by the Committee on such terms and conditions as the Committee may prescribe, provided that the purchase price per Share under each option shall not be less than the fair market value of a Share at the time an option is granted. Included are "Incentive Stock Options," as that term is defined in Section 422 of the Code. The Committee is also given authority to modify options in the event of future changes in the law which could result in the loss for the Company of tax deductions.

     STOCK GRANTS shall include awards pursuant to which the participant may be given such number of Shares as may be allocated by the Committee without being required to make any payment to the Company, upon paying the par value of such Shares, or upon making payment for such Shares to the Company in such form or amount (equal to, or in excess of, the aggregate par value of such Shares) as the Committee, in its sole discretion, shall determine, on such restrictions, terms and conditions as the Committee may prescribe.

     PERFORMANCE SHARES shall include awards pursuant to which the participant may receive at the end of the performance-measuring period specified by the Committee, a payment, based upon the performance of the Company or any division or subsidiary or of the participant, related in value to the fair market value of such number of Shares as may be allocated by the Committee, which payment may be in cash or in Shares in such proportions as the Committee shall determine, on such terms and conditions as the Committee may prescribe.

     PERFORMANCE BONUSES shall include awards pursuant to which the participant may receive at the end of the performance-measuring period specified by the Committee, a payment based upon the performance of the Company or a division or a subsidiary or the participant, which may be made in cash or in Shares in such proportions as the Committee shall determine, on such terms and conditions as the Committee may prescribe subject to the condition that Shares have to be issued at no less than fair market value at the time of issuance.

     STOCK APPRECIATION RIGHTS shall include awards which permit the holder of a stock option to surrender the option, or any portion thereof, to the extent then exercisable, but unexercised, and, subject to terms and conditions established by the Committee, to receive the excess of the fair market value of the Shares covered by the surrendered option (or portion thereof) over the aggregate option price for such Shares, in cash, or partly in cash and partly in Shares, or in Shares as the Committee, in its sole and conclusive discretion, shall determine. Under the Stock Program such rights may be issued with respect to options already outstanding under the Plan. Included in the authority to grant stock appreciation rights is the authority to grant limited rights which will permit the exercise of a stock appreciation right for cash during the period set by the Committee following the offer expiration in the event of the occurrence of a tender offer or exchange offer for Shares by a third party or other event deemed appropriate by the Committee with provision that in the event of the exercise of such a right, the fair market value of Shares for purposes of determining the amount payable on exercise may be based upon the highest price per Share paid in any such offer during the period beginning on the 60th day prior to the date on which such limited right is exercised and ending on the date on which such limited right is exercised, or such other period that the Committee shall deem appropriate. Also included as an authorized stock appreciation right is a tax payment right which would pay the option holder the full amount of the excess of the fair market value of the underlying stock over the option price in the event of an exercise of the option or related stock appreciation right.

     SHARES SUBJECT TO THE STOCK PROGRAM. Shareholder approval of the Stock Program will empower the Committee, effective as of December 8, 1994, to use one million two hundred thousand (1,200,000) authorized but unissued Shares in granting awards under the Stock Program. Any previously authorized Shares which were still available under the Stock Program (but were not reserved with respect to outstanding awards) as of such date and any of the Shares reserved as of such date with respect to outstanding awards under the Stock Program which are subsequently forfeited will no longer be available for use. Specifically, such approval will permit the issuance under the Stock Program pursuant to awards granted on or after December 8, 1994 of a maximum of one million two hundred thousand (1,200,000) Shares of the Company's Common Stock. Only the newly authorized one million two hundred thousand (1,200,000) Shares can be used for awards made on or after December 8, 1994.

     The aggregate number of Shares which may be issued under the Stock Program is subject to adjustments to reflect changes in the capitalization of the Company. In addition, in the event the Company is merged or consolidated with another corporation, or all or substantially all of the assets of the Company are transferred to another corporation, the Committee is required to take such action as is necessary to substitute for shares of stock covered by or measuring any outstanding award the type of securities or property of the corporation surviving such merger or consolidation or acquiring such assets which is issuable in such merger, consolidation or transfer, or to otherwise equitably provide to the holders of awards under the Stock Program rights which are substantially equivalent to the rights held by them immediately prior to such event. Any Shares subject to awards made on or after December 8, 1994 which expire, or are canceled or surrendered, will again be available for use under the Stock Program (subject to the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time).

     AMENDMENT OR TERMINATION OF STOCK PROGRAM. The Stock Program provides that it may be terminated or amended from time to time by the Committee, with the approval of the Board of Directors. No amendment which requires shareholder approval in order for the exemptions available under Rule 16b-3 under the Exchange Act to be applicable to the Stock Program will be effective unless the amendment is approved by shareholders entitled to vote thereon. Also no amendment which requires shareholder approval for compliance with Section 162(m) of the Internal Revenue Code of 1986 shall be effective without such approval.

     As in the past, with the consent of the affected participant, the Committee may amend outstanding award agreements in a manner not inconsistent with the terms of the Stock Program and may make amendments without the consent of such participant where permitted under the Stock Program, the governing plan or the terms of the award.

     TERM OF STOCK PROGRAM. Unless terminated earlier (as described above) or extended by the shareholders of the Company, the Stock Program shall terminate on December 7, 2004. However, the Stock Program will thereafter continue to govern awards granted before its termination.

GENERAL INFORMATION

     In the past, the Company has generally issued stock options and contingent or restricted stock pursuant to the Stock Program. The stock options have been issued at market value both as incentive stock options qualified under the Internal Revenue Code and as non-qualified stock options. Such options generally have ten year lives and vest in three annual instalments beginning on the second anniversary date after the date of issuance. The contingent or restricted stock vests or there is a lifting of restrictions generally in three annual installments beginning on the third anniversary date of the date of award. With respect to non-qualified stock options awarded to corporate officers, there have generally been included limited stock appreciation rights providing for cash payments in the event of certain defined changes of control. As to contingent or restricted stock awards, tax withholding rights have generally been included for executive officers which provide for the withholding of shares to pay all federal and state taxes attributable to the vesting or lifting of restriction as to such shares. For information as to the issuance of restricted stock awards for the fiscal years ending July 31, 1993 and 1994, see EXECUTIVE COMPENSATION - Compensation Committee Report. For information concerning a proposal for a plan to be approved by the shareholders concerning a formula for the issuance of restricted stock bonus awards to certain executive officers in the future, see PROPOSAL 3 - Approval of Material Terms of Senior Corporate Officers Combined Incentive Plan.

     The benefits to be awarded under the Amended Stock Program (like the benefits under the Stock Program) are generally subject to the discretion of the Committee and are not determinable prospectively. As of October 4, 1994, the market value of the proposed 1,200,000 additional Shares to be reserved for issuance under the amended Stock Program was approximately $50,400,000, based upon the closing price of the Shares on the Composite Tape on such date. As of October 4, 1994, the aggregate market value of the 54,971 Shares remaining available for issuance under the Stock Program and the 1,706,563 Shares subject to outstanding awards under the Stock Program (including awards under plans which have awards based on Shares issued under the Stock Program) was $73,984,428, based upon the closing price of the Shares on the Composite Tape on such date.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF RESTRICTED STOCK, STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following discussion of the principal Federal income tax consequences of transactions under the Amended Stock Program, based on current Federal income tax laws, is a brief summary only, and reference is made to the Code and the regulations and interpretations issued thereunder for a complete statement of all relevant Federal tax consequences.

RESTRICTED STOCK

      A participant who is granted restricted Shares under the Stock Program generally must include as ordinary income the fair market value of the restrict-ed stock (less any amounts paid for such stock) at the earlier of the time such restricted stock is either transferable or no longer subject to a substantial risk of forfeiture ("Forfeiture Period") within the meaning of Section 83 of the Code including, in the case of a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act (a "Section 16 Person"), any period during which such Section 16 Person would be subject to potential liability. Any participant (including a Section 16 Person) may elect pursuant to Section 83(b) of the Code to include as ordinary income, in the year of transfer of the restricted stock by the applicable employer to such person, an amount equal to the fair market value of the restricted stock (less any amounts paid for such stock) on the date of such transfer (as if the restricted stock were unrestricted and could be sold immediately); such an election must be made within 30 days of the date of such transfer. A participant's basis in restricted stock is equal to the amount paid for such stock (if any) plus the amount includable in income with respect to such restricted stock. With respect to the sale of restricted stock after the expiration of the Forfeiture Period, any gain or loss will generally be treated as long-term or short-term, depending on the holding period. The holding period for capital gains treatment will begin when the Forfeiture Period expires, unless the participant has made a
Section 83(b) election, in which event the holding period will commence just after the date of transfer of the restricted stock by the applicable employer to such person. The Company generally will be entitled to a deduction in the amount of a participant's income at the time such income is recognized as described above, provided that applicable Federal income tax withholding requirements are satisfied, and subject to possible limitations on deductibility under Section 162(m) of the Code of compensation paid to executives designated
in that Section.   (See discussion at PROPOSAL 3 herein concerning Section
162(m) limits.)

STOCK OPTIONS

     ISOS. No taxable income will be realized by an option holder upon the grant or timely exercise of an ISO. If Shares are issued to an option holder pursuant to the exercise of an ISO and if a disqualifying disposition of such Shares is not made by the option holder (I.E., no disposition is made within two years after the date of grant or within one year after the receipt of Shares by such option holder, whichever is later), then (i) upon sale of the Shares, any amount realized in excess of the exercise price of the ISO will be taxed to the option holder as a long-term capital gain and any loss sustained will be a long-term capital loss and (ii) no deduction will be allowed to the Company.
However, if Shares acquired upon the exercise of an ISO are disposed of prior to satisfying the holding period described above, generally (x) the option holder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares at the time of exercise (or, if less, the amount realized on the disposition of the Shares), over the exercise price thereof, and (y) the Company will be entitled to deduct an amount equal to such income, subject to possible limitations under the Internal Revenue Code on deductibility under Section 162(m) of compensation paid to executives designated in that section. Any additional gain recognized by the option holder upon a disposition of Shares prior to satisfying the holding period described above will be taxed as a short-term or long-term capital gain, as the case may be, and will not result in any deduction by the Company.

     If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a non-ISO. Subject to certain exceptions, an ISO generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following termination of employment.

     The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the exercise price generally will constitute an item which increases the option holder's "alternative minimum taxable income."

     In general, the Company will not be required to withhold income or payroll taxes on the exercise of an ISO that qualifies as an ISO as of the exercise date.

     NON-ISOS. In general, an optionee will not be subject to tax at the time a non-ISO is granted. Upon exercise of a non-ISO where the exercise price is paid in cash, the optionee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Common Stock at the time of exercise over the exercise price, and will have a tax basis in such Shares equal to the cash paid upon exercise plus the amount taxable as ordinary income to the optionee. If the holder receiving the Shares is restricted from selling the Shares because the holder is subject to reporting under Section 16(a) of the Exchange Act (generally an executive officer or director of the Company) and would be subject to liability under Section 16(b) of the Exchange Act (an "Insider"), then, unless the holder makes an election under Section 83(b) of the Code within 30 days after exercise to be taxed under the rule of the preceding sentence, (i) the holder will recognize taxable ordinary income at the time the Section 16(b) restriction terminates, (ii) the amount of such ordinary income will be equal to the excess, if any, of the fair market value of the Shares at that time over the exercise price, (iii) the holder's tax basis in such Shares will be the fair market value at that time,
(iv) the holder's holding period for the Shares will begin at that time, and (v) any dividends the holder receives on the Shares before that time will be taxable to the holder as compensation income.

     Pursuant to the revised rules under Section 16(b) of the Exchange Act, the purchase of Shares upon exercise of an option by an optionee who is an Insider will not be deemed a purchase triggering a six-month period of potential short-swing liability. Accordingly, unless a non-ISO is exercised during the six-month period following the date of grant of the option, the Shares would not be considered subject to a substantial risk of forfeiture as a result of Section 16(b) and the Section 83(b) election generally would not be significant. Thus, in this context the taxable event for the exercise of a non-ISO that has been outstanding for at least six months ordinarily will be the date of exercise. If a non-ISO is exercised within six months after the date of the grant, taxation ordinarily would be deferred until the date which is six months after the date of grant, unless the Insider files an election pursuant to Section 83(b) of the Code to be taxed on the date of exercise.

     The Company generally will be entitled to a deduction in the amount of an optionee's ordinary income at the time such income is recognized by the optionee upon the exercise of a non-ISO, subject to possible limitations under the Internal Revenue Code on deductibility under Section 162 of compensation paid to executives designated in that section. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the exercise of a non-ISO.

     STOCK APPRECIATION RIGHTS. The grant of Stock Appreciation Rights, in connection with an ISO or a non-ISO, should not result in taxable income to the employee or a tax deduction for the Company.

     The exercise of stock appreciation rights should generally result in compensation taxable as ordinary income to the employee subject to withholding, and in a tax deduction for the Company, in the amount of the cash paid and the fair market value on the date of exercise of any Shares issued or transferred.

     On the sale of any Shares received on exercise of a stock appreciation right, any appreciation or depreciation after the date on which taxable compensation was realized by the employee in respect of the exercise should qualify as a capital gain or loss. The capital gain or loss would be long-term or short-term depending upon whether or not the Shares were held more than one year after the date on which taxable compensation was realized by the employee in respect of such exercise.

SHAREHOLDER APPROVAL

     The Amended Stock Program will become effective if and when the share-holders vote in favor of its approval. If the amendments to the Stock Program described above should not be approved by the shareholders, the Stock Program will be continued as in effect prior to such amendments.

BOARD OF DIRECTORS RECOMMENDATION

     The Board of Directors of the Company unanimously recommends a vote FOR approval of the amendments to the Stock Program. Note that the Board includes Messrs. Gluck, Lanni, Lee and Ball who are also Executive Officers and who will participate in the Stock Program.

                                   PROPOSAL 3

                          APPROVAL OF MATERIAL TERMS OF
                            SENIOR CORPORATE OFFICERS
                             COMBINED INCENTIVE PLAN

GENERAL

     The Senior Corporate Officers Combined Incentive Plan (the "Combined Plan") was unanimously adopted in July, 1994 by the Audit and Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board") and approved by the Board on October 4, 1994. The Combined Plan is designed to provide both annual and long-term performance-based compensation to the Company's senior corporate officers. The Committee recommended that the material terms of the Combined Plan be submitted to the Company's shareholders for approval at the Annual Meeting. A copy of the Combined Plan is attached to this Proxy Statement as Exhibit B and is incorporated herein by reference.

     The Chief Executive Officer of the Company (the "CEO") and the four other persons whose compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 because such persons are the four highest com-pensated officers of the Company are each considered "Covered Employees" under
Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the

"Code"). This presently includes Messrs. Gluck, Lanni, Lee, Ball and Getz. The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to Covered Employees. However, compensation which qualifies as "performance-based" compensation is exempt from the $1 million deductibility limitation. The Combined Plan is de-signed to seek to permit the Company to provide appropriate annual and long-term incentive compensation to its Covered Employees which will be qualified as per-formance-based under Section 162(m) of the Code.

     Section 162(m) of the Code requires that the material terms under which any qualified performance-based compensation is to be paid (i) must be disclosed to, and approved by, shareholders in a separate vote prior to payment, (ii) the compensation must be paid solely on account of the attainment of preestablished, objective performance goals, (iii) the compensation must be computed by a prees-tablished, objective formula or standard, and (iv) the performance goals must be established, and the satisfaction of those goals must be certified before the payment of the compensation, by a committee of the corporation's board of direc-tors which is comprised solely of two or more "outside directors." The Combined Plan will be administered by the Committee, which is composed of "outside direc-tors" within the meaning of Section 162(m) of the Code.

     In order to attempt to qualify the compensation payable to Covered Em-ployees under the Combined Plan (and the related restricted stock awards under the 1994 Long-Term Stock Incentive Program (the "Amended Stock Program")) as performance-based compensation, eligible for exclusion from the deduction limit under Section 162(m) of the Code, the Combined Plan is being submitted to the Company's shareholders for approval at the Annual Meeting. Section 162(m) and the Internal Revenue Service's interpretation issued thereunder are not entirely clear in their application, however, the Company believes that the Combined Plan will so qualify compensation payable under its provisions.

MATERIAL TERMS OF COMBINED PLAN

     The Combined Plan establishes a performance goal for the award of both annual bonuses and long-term restricted stock awards for each fiscal year of the Company (an "Award Year"). The same performance goal applies to all five Cov-ered Employees. The Covered Employees for the Award Year ending July 31, 1995, are expected to be the executive officers named in the Summary Compensation Table herein. The performance goal is to attain an adjusted pre-tax annual net income of the Company and its subsidiaries which exceeds twelve percent (12%) (the "Hurdle Rate") of the Company's total shareholders' equity on the books of the Company as of the end of the previous fiscal year, as adjusted for changes during the relevant fiscal year. The Committee has retained the discretion to increase the Hurdle Rate up to a maximum of a fifteen percent (15%) Hurdle Rate. The portion of the adjusted pre-tax annual net income which exceeds the Hurdle Rate is called "Plan Income" (described in more detail below). If the per-formance goal is not attained for a particular Award Year and there is no Plan Income, there will be no award (whether annual or long-term) for any Covered Employee for that Award Year. The Plan Income calculation established under the Combined Plan will be the basis on which both the availability of any awards for a particular Award Year and, as explained below, the maximum size of any such awards are determined.

     Both the maximum amount of any cash award under the Combined Plan and the maximum value of any related restricted stock award under the Stock Program to a given Covered Employee for any particular Award Year will be determined by the two percentages (the "Cash Percentage" and the "Long-Term Percentage") of Plan Income designated for that Covered Employee by the Committee before that Award Year begins. If, and only if, the Hurdle Rate (now twelve percent (12%) return-on-equity) threshold is met and Plan Income is created for that Award Year, such Covered Employee will receive a maximum cash amount equal to the product of his Cash Percentage and the Plan Income and will receive restricted stock pursuant to the Stock Program valued at a maximum amount equal to the product of the Long-Term Percentage and the Plan Income (the maximum "Long-Term Amount"). The restrictions on the stock (to the effect that the stock may not be transferred and the award will be forfeited in the event of a termination of employment) will begin to lapse on the third anniversary of its grant, lapsing in three equal annual installments; provided, however, that all restrictions will lapse earlier upon a Change in Control of the Company (as defined in the Combined
Plan) or a discretionary acceleration of such lapsing by the Committee. All stock will be awarded pursuant to the Amended Stock Program described at PROPOSAL 2 in this Proxy Statement and will be subject to such Amended Stock Program and the Committee's discretion and powers provided in the Amended Stock Program, including, without limitation, the granting of tandem contingent acceleration rights and tax withholding rights and the acceleration of the lifting of restrictions. Any such restricted stock awards may only be made to the extent there is available stock under the Amended Stock Program.

     The Combined Plan also establishes for each Prospective Covered Employee (as defined in the Combined Plan and currently known) for the fiscal year of the Company ending July 31, 1995, his maximum Cash Percentage and maximum Long-Term Percentage of Plan Income, by position, respectively as follows: Mr. Gluck (Chief Executive Officer) - 1.0% and 2.69%; Mr. Lanni (President) - 0.6% and 1.453%; Mr. Lee (Senior Vice President) - 0.165% and 0.646%; Mr. Ball (Senior Vice President) - 0.165% and 0.646%; and Mr. Getz (Vice President) - 0.069% and 0.108%. The maximum Cash Percentages for any Award Year are the same as for the fiscal year of the Company ending July 31, 1995. The maximum annual bonus amount generated by the Cash Percentage calculation is further limited to amounts equal to the following percentages of the respective Covered Employee's salary at the end of the immediately preceding Award Year: Mr. Gluck (Chief Executive Officer) - 100%; Mr. Lanni (President) - 60%; Mr. Lee (Senior Vice President) - 50%; Mr. Ball (Senior Vice President) - 50%; and Mr. Getz (Vice President) - 50%. The maximum Long-Term Percentages of Plan Income, by position, are as follows: Mr. Gluck (Chief Executive Officer) - 3.25%; Mr. Lanni (Chief Operating Officer) - 2.25%; Mr. Lee (Senior Vice President - 0.85%; Mr. Ball (Senior Vice President) - 0.85%; and Mr. Getz (Vice President) - 0.135%. The Committee has discretion to designate lower Long-Term Percentages for a given Award Year, as it did for the Award Year ending July 31, 1995. The maximum aggregate number of restricted shares used to pay all Long-Term Amounts awarded to any particular employee between December 8, 1993 and December 7, 2004 shall not exceed 600,000.

     In the event that any of the persons expected at the beginning of a particular Award Year to be a Covered Employee for such Award Year does not qualify as a Covered Employee for such year (for example, because of a termina-tion of employment during such year), the Cash Percentage and Long-Term Percentage of Plan Income otherwise allocable to (and the limitations on maximum awards applicable to) such person for such Award Year shall be allocated (and applied) to the individual who replaces such person as a Covered Employee for such year (whether or not such individual is already a Covered Employee for such year).

DETERMINATION OF PLAN INCOME AND PLAN NET WORTH

     The starting point for determination of Plan Income will be "Net Income," the consolidated net income for a particular fiscal year of the Company and its subsidiaries, as reported on by the Company's independent auditors for purposes of the Company's annual report to shareholders for such fiscal year. In determining "Plan Income," Net Income will be adjusted as follows:

     A. Amounts charged against Net Income with respect to the following will be added back:

          1. Any minority interest in earnings of subsidiaries, and taxes based upon or measured by income of the Company and its subsidiaries;

          2. The aggregate net expense for all annual bonuses for corporate personnel;

          3. Items characterized as Extraordinary Losses on the consolidated statement of income;

          4. Charges resulting from either a write-up or revaluation of Company assets in connection with a reorganization or acquisition of the Company, and interest charges resulting (directly or indirectly) from any use of Company assets in financing an outsider's purchase of Company assets or of a majority or more of the Company stock;

          5. Twelve percent (12%) of any deficit of Plan Net Worth (as defined below);

          6. Unusual "one-line" items (as shown on the Company's financial statements) under generally accepted accounting principles which re-late to a tender or exchange offer for Company stock, a consolidation or merger of the Company, or a recapitalization or other corporate restructuring;

          7. All charges against income resulting from the imposition of any Federal excise tax based on gaming revenue or profits, which tax was not in effect on August 1, 1994; and

          8. All charges incurred in carrying company owned life insurance policies with the Company as beneficiary but only to the extent the Company receives an income tax deduction for such charges.

     B.  The following amounts will be subtracted from Net Income:

          1. Items characterized as Extraordinary Gains on the consolidated statement of income;

          2.  Twelve percent (12%) of the Plan Net Worth; and

          3. Increases in such income resulting from either a write-down or revaluation of Company assets in connection with a reorganization or acquisition of the Company.

     The Plan Net Worth for a particular Award Year is the total Shareholders' Equity shown on the consolidated balance sheet of the Company and its subsid-iaries as of the end of the preceding fiscal year ("Equity"), plus or minus changes therein during the particular fiscal year from the issue or purchase of stock or payment of dividends. Adjustments for changes will be pro-rated, based on the number of days in the fiscal year before and after the relevant change. Increases in Equity for a particular year resulting from the issuance, vesting or exercise of stock-based employee awards will not be taken into account for that year.

ADDITIONAL INFORMATION REGARDING COMBINED PLAN

     The Cash Percentage and Long-Term Percentage of Plan Income calculations applicable to each Covered Employee represent what the Company believes to be performance-based compensation in accordance with the requirements of Section 162(m) of the Code. If the applicable minimum performance-based requirement for an Award Year is not met, no awards will be made under the Combined Plan to any Covered Employee for such year. Alternative contingent annual awards substantially identical to the Cash Percentage Awards provided under the Combined Plan have been provided under the Company's employment agreements with Messrs. Gluck and Lanni for limited periods and are also contingent upon the existence of "Incentive Income" (which is defined to be substantially identical to Plan Income). These provisions will cut off as of July 31, 1995 for Mr. Lanni and July 31, 1997 for Mr. Gluck unless the Plan is approved by the shareholders. See EXECUTIVE COMPENSATION - Employment Contracts and Termination of Employment and Change of Control Arrangements for further discussion of these contract provisions.

     The Combined Plan also provides that, if permitted under Section 162(m) of the Code, awards may be made before the end of the Company's fiscal year (the Award Year), based upon estimates as to the attainment of the applicable perfor-mance goal, as certified by the Committee, for the relevant Award Year, or, alternatively, the Committee may award all or a portion of the award compen-sation before the end of the Award Year by setting a measurement period other than the Award Year for determining the Plan Income, if the Committee concludes that all or a portion of the award compensation should be paid before the end of that Award Year. Any such change to a measurement period will be made within the relevant period permitted by Section 162(m) of the Code, if any. In such event, all determinations will be based upon the books and records of the Company for the applicable performance goal measurement period. The Award Year will, in any event, continue to be the Company's fiscal year.

     In the event that subsequent guidance provided by the Internal Revenue Service under Section 162(m) is substantially different from the proposed regulations, with the effect that the Combined Plan fails to ensure the deductibility of compensation payable thereunder, the Committee retains the right to modify the Combined Plan to the extent necessary to conform any provisions to bring them into compliance, including but not limited to deletion of any non-conforming provisions, or to discontinue the Combined Plan and determine that it shall be of no effect, notwithstanding any receipt of shareholder approval at the Annual Meeting. The Combined Plan will take effect as of August 1, 1994, subject to receipt of shareholder approval of its material terms. If the material terms of the Combined Plan are not approved by the Company's shareholders, the Combined Plan will not have any effect, however, the effective application of the Combined Plan is not conditioned on its efficacy under Section 162(m) of the Internal Revenue Code, and if the Company's shareholders approve the Combined Plan, it will apply regardless of such efficacy.

     The Committee may at any time and from time to time amend or terminate the Combined Plan; provided, however, that no amendment which requires shareholder approval in order for an award under the Combined Plan which is intended to comply with Section 162(m) of the Code to continue to comply therewith will be effective without the requisite vote of the shareholders of the Company. The Combined Plan differs from the Senior Corporate Officers Annual Incentive Plan (the "Annual Plan"), which it replaced, in that the Committee's powers under the Annual Plan to grant a discretionary annual bonus and to discretionarily adjust the calculation of the annual bonus have been removed in order that annual bonuses can be granted under the Combined Plan which are qualified performance-based compensation under Section 162(m) of the Code. Further, the amount of long-term incentive compensation for the Covered Employees for any Award Year will also be determined under the Combined Plan (and paid in restricted stock issued under the Amended Stock Program).

     The Board approves of the Committee's actions and recommends that share-holders at the Annual Meeting approve the material terms of the Combined Plan and vote for the Proposal. Note that the Board includes Messrs. Gluck, Lanni, Lee and Ball who are also Executive Officers who will participate in the Plan.

                                NEW PLAN BENEFITS
                            (COMBINED INCENTIVE PLAN)


                                           Comparable Awards for Fiscal 1994(1)
                                           ---------------------------------
                                                            Restricted Shares
                                              Cash Awards   ------------------
Name                     Positions(2)          Amount $     Number     Value
                                               --------     ------     -----

Henry Gluck              Chairman of the        $741,840    45,612  $1,995,550
                         Board & Chief
                         Executive Officer

J. Terrence Lanni        President &            $392,285    24,637  $1,077,894
                         Chief Operating
                         Officer

Roger Lee                Senior Vice            $122,404    10,953  $  479,229
                         President-Finance
                         & Administration

Philip Ball              Senior Vice            $122,404    10,953  $  479,229
                         President, Secretary
                         & General Counsel

Edwin Getz               Vice President -       $ 51,187     1,831  $   80,119
                         Taxes

Current Executive
Officers as a group
(only the above five
(5) persons participate)                      $1,430,120    93,986  $4,112,021


                                       31

NOTES TO NEW PLAN BENEFITS TABLE

  1 The benefits to be paid with respect to fiscal 1995 are not determinable. During fiscal 1994, the Company had a senior officers annual incentive plan and a stock plan (under the 1983 Long-Term Stock Incentive Program) in effect with basically the same material provisions and percentages of the Combined Incentive Plan. Thus, for purposes of describing the benefits or amounts which would have been received for the last completed fiscal year if the Combined Incentive Plan had been in effect, the cash and restricted stock awards for fiscal 1994 are set forth. The number of shares has been computed using the price of $43.75 per share on October 3, 1994.

  2 This plan only covers the Chief Executive Officer, President, Executive Vice President, Senior Vice President and certain Vice Presidents who are designated to be covered by the Plan Committee. The Company currently does not have any Executive Vice Presidents and the only Vice President designated to be covered is Mr. Getz. No other officers, directors or employees are covered.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. ("Arthur Andersen") will audit the accounts of the Company for the fiscal year ending July 31, 1995. Representatives of Arthur Andersen are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                               PROXY SOLICITATION

     Proxies are being solicited by and on behalf of the Board of Directors of the Company. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company or its subsidiaries in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses, in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022, a professional soliciting organization, has been engaged to solicit proxies on behalf of the Company. Pursuant to an agreement with Morrow & Co., Inc., it will be paid a fee of $8,000 in connection with such solicitation and it will be reimbursed for its reasonable out-of-pocket expenses and indemnified against certain liabilities in connection with its solicitation of proxies, including certain liabilities under the Federal securities laws.

                                  OTHER MATTERS

     The Board does not know of any other business which may be presented for consideration at the Annual Meeting. If any business not described herein should come before the Annual Meeting, the persons authorized to vote the proxies solicited hereunder will vote on those matters in their discretion.


                                        By order of the Board of Directors



                                        CAESARS WORLD, INC.
                                        Philip L. Ball, SECRETARY

                                                                       EXHIBIT A

- - --------------------------------------------------------------------------------
FOR EDGAR FILING, LANGUAGE THAT WILL BE ADDED IS PRECEDED BY A "< * >" AND
FOLLOWED BY A "< /* >". LANGUAGE THAT WILL BE ELIMINATED IS PRECEDED BY A
"< # >" AND FOLLOWED BY A "< /# >".
- - --------------------------------------------------------------------------------



                               CAESARS WORLD, INC.
               #1983# 1994 LONG-TERM STOCK INCENTIVE PROGRAM


1.   PURPOSE OF THE PROGRAM


     The purpose of #this Program is to provide# Caesars World, Inc. (the "Company") in amending (the "1994 Amendment") and restating its 1983 Long-Term Stock Incentive Program (the "1983 Program") as the Caesars World, Inc. 1994 Long-Term Stock Incentive Program (the "Program") is to continue to provide the Company and its subsidiaries with an effective means of attracting, retaining and motivating officers and other key employees, to provide a means of incentive related to the financial performance of the Company, and to encourage such persons to invest in the Common Stock, thereby increasing their proprietary interest in the Company's success.


2.   ADMINISTRATION


     (A) The Program shall be administered by a committee of Directors (herein "the Committee") as designated from time to time by the Company's Board of Directors (herein "the Board"). Until otherwise determined by the Board, the Audit and Compensation Committee shall serve as the Committee. The Board shall have the discretion to set eligibility qualifications for membership on the Committee. If for any reason the Audit and Compensation Committee shall not continue to serve as the Committee under this Program and if no Committee is designated, the Board shall serve as the Committee and all references to Commit-tee shall be deemed to refer to the Board in that capacity. At all times, the Committee shall have three or more members. The Committee shall have the authority, #in its sole discretion# within the limitations set forth herein, and from time to time:


     (1) to designate employees or classes of employees eligible to participate in the Program;


     (2) to formulate and grant awards, which may include, without limitation, performance shares, performance bonuses, stock grants, stock options (including without limitation incentive stock options), stock appreciation rights (in each case as hereinafter defined), cash payments, or any combination thereof, under the Program in such form, amounts and combi-nations as the Committee shall determine, subject only to the limitations and other provisions set forth in the Program;


     (3) to impose such requirements, limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate;


     (4) to determine whether awards shall be paid in cash, in shares of the Company's #Common Stock# common stock, par value $.10 per share
     ("Common Stock"), or in a combination of both; and



     (5) to interpret the Program, to adopt, interpret, rescind and amend plans and guidelines related to the Program, or to carry out the authority granted it hereunder to adopt and interpret award agreements and documentation, to delegate administrative functions to management, to amend the Program (subject to the limitations of #clause (L) of# Section
     8(L) below) and to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Program.


     (B) The terms and conditions of awards granted under the program need not be identical. Decisions and determinations of the Committee on all matters relating to the Program, any guidelines, plans or documentation adopted to implement it, and awards made under the Program shall be in the Committee's sole discretion and shall be conclusive and binding on all parties concerned, including all participants in awards under the Program and their heirs and legal representatives, the Company, its stockholders, its employees and the employees of its subsidiaries. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Program or any award thereunder. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

3.   ELIGIBILITY

     Awards under the Program may be granted only to individuals who are key employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation of the Company at the time the award is granted.

4.   SHARES SUBJECT TO THE PROGRAM


     (A) Subject to Section 7 of the Program, the number of shares of the Company's Common Stock that may be issued and delivered #after October 11, 1990 pursuant# with respect to awards made under the Program on and after December 8, 1994 shall not exceed the #total of (i) 1,244,051 shares represented by unvested restricted stock grants, unvested contingent stock bonuses and unexercised stock option awards outstanding on October 11, 1990 plus
(ii) 1,411,075# 1,200,000 shares approved by shareholders in 1994. Any previously authorized shares which remain available for use under the Program as of December 7, 1994 (54,971 shares as of October 4, 1994) may be issued and delivered only with respect to awards made under the Program on or before December 7, 1994. The shares reserved with respect to any award made on or before December 7, 1994 shall not become available for use under the Program in the event of the award's forfeiture on or after December 8, 1994. The maximum number of shares of Common Stock which can be made subject to awards hereunder to any one employee during the period beginning on December 8, 1994 and ending on December 7, 2004 is 600,000 shares.



     (B) #The# In accordance with Section 4(A) hereof, the Company hereby reserves for the #purpose# purposes of the Program #a number of# an additional 1,200,000 shares of its authorized but unissued Common Stock #equivalent to the maximum number of shares which may be issued hereunder#.
To the extent a stock appreciation right or performance #shares# share award payable in stock or cash is exercised for cash, it shall be treated as an issuance of a number of shares equal to the number of shares upon which the performance shares award or stock appreciation right was based so as to reduce shares otherwise available for future issuance of awards under this Program. In the event that any award made under the Program is #canceled# canceled, voluntarily surrendered, or shall expire prior to the actual issuance and delivery of shares subject to such award, the shares theretofore subject to such award may thereafter be utilized for other awards under the Program#. As described below#, subject to Section 4(A) hereof and the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"). As described in Section 7 hereof, the aggregate number of shares which may be issued under the Program is subject to adjustment to reflect changes in the capitalization of the Company.



     (C) Unless the Committee or the Board of Directors of the Company shall so determine in the exercise of its conclusive discretion, the foregoing maximum shall not limit the Company or the Committee in instituting deferred compensation arrangements independent of this Program providing for measurement of compensation based on the fair market value of the Company's Common Stock. The Committee may in the exercise of its sole and conclusive discretion allocate shares of stock reserved hereunder to deferred compensation arrangements for purposes either of measuring compensation accounts, providing shares for distribution of such accounts, or both. Any such arrangement and allocation for shares shall be under such terms and conditions as the Committee in #is# its sole and conclusive discretion determines to be appropriate under the circumstances and shall reduce the number of shares available for utilization under the Program.


5.   TERM OF THE PROGRAM


     Upon approval by the Company's #Stockholders, the # shareholders, the 1994 Amendment to the 1983 Program shall become effective #as of January 1, 1984# and the Committee may, in its discretion, make awards pursuant to the amended Program to eligible employees as of that date and at any time, or from time to time, thereafter until December 7, 2004. If the 1994 Amendment to the Program is not approved by the Company's shareholders, the Committee may, in its discretion, continue to grant awards under the 1983 Program (as in effect prior to the 1994 amendment) until December 31, 1996 #provided, however, that no awards of "incentive stock options" as hereinafter defined shall be made after December 31, 1993#.


6.   AWARDS UNDER THE PROGRAM


     (A) Subject only to the limitations and provisions specified in the Program, the form, terms and manner of grant and method for payment of awards under the Program shall be in the sole discretion of the Committee. Such awards may include, without limitation, performance shares, performance bonuses, stock grants, stock options (including without limitation incentive stock options), stock appreciation rights, cash payments, or any combination thereof, as the Committee may determine in its sole discretion. In addition, the Committee may make awards conditioned upon the cancellation of other awards where the Committee in the exercise of its conclusive discretion determines that such substitution would be in the best interests of the Company. The Committee may determine the manner in which awards will be payable, whether such payment shall be in cash, shares of the Company's Common Stock, or a combination of both, and whether all or a portion of a payment to a participant under the Program shall be deferred, or shall be payable upon restrictions, terms and conditions specified by the Committee. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion. Subject only to the limitations specified in the Program, the Committee shall have the broadest discretion permitted by law to grant such awards of such type, size and terms as the Committee may deem appropriate in its sole discretion.


     (B)  As used in the Program:


     (1) the term "stock options" shall include awards pursuant to which the participant may purchase such number of shares of the Company's Common Stock as may be allocated by the Committee to such participant under the terms of the stock option agreement embodying such an award, on such terms and conditions as the Committee may prescribe in such award or agreement#,#; provided, however, that the purchase price per share of the Company's Common Stock issued under each such stock option shall be determined by the Committee but shall not be less than the fair market value of a share of the Company's Common Stock at the time such stock option is granted;



     (2) the term "incentive stock options" shall refer to the "stock options" issued pursuant to Section #422A# 422 of the Internal Revenue Code of #1954 (including any amendments that shall be made from time to time) and including# 1986, as amended from time to time (the "Code"), and any stock options which are intended to be incentive stock options shall in-clude such terms as are required by Section #422A# 422 for incentive stock options. Incentive stock options shall be issuable only to key em-ployees and the aggregate fair market value (determined as of the time #such an# the related option is granted) of the stock #for which an employee may be granted# with respect to which incentive stock options
     #in# of any employee are exercisable for the first time during any calendar year (under all #such# plans of #the Company or any parent# such employee's employer corporation #or# and its parent and subsidiary #corporation of the Company)# corporations) shall not exceed the #amount of# maximum #annual issue to any employee# amount (currently $100,000) provided in Section #422A(b)(8) including any amendments that shall be made to the Internal Revenue# 422(d)(1) of the Code from time to time #to increase that amount (herein the "Limit
     Amount") plus any Unused Limit Carryover to such year. For this purpose, an "Unused Limit Carryover" to any year shall be one-half of the excess of the Limit Amount over the aggregate fair market value (determined as of the time the incentive stock option is granted) of the stock for which an employee was granted options in any calendar year (under all incentive stock option plans of the Company and any of its subsidiary corporations) during the three preceding calendar years. In any calendar year, the amount of the Unused Limit Carryover from any preceding calendar year which may be taken into account shall be the amount of such Carryover reduced by the amount of such carryover which was used in prior calendar years; and the amount of incentive stock options granted during any calendar year shall be treated as first using up the Limit Amount applicable to that year and then as using up Unused Limit Carryovers to such year in the order of the calendar years in which such carryovers arose#. The foregoing shall be interpreted #as to qualify the incentive stock option plan provided therein under Section 422A (including amendments thereto)# in a manner to qualify any incentive stock options granted pursuant to this Program under Section 422 of the Code and any provision required for such purpose not expressly included in this Program is hereby incorporated herein from Section #422A of the Internal Revenue Code;# 422 of the Code. Incentive stock options shall not be granted hereunder after July 13, 1994.



     (3) the term "stock grants" shall include awards pursuant to which the participant may be given such number of shares of the Company's Common Stock as may be allocated by the Committee to such participant under the terms of such grant, without being required to make any payment to the Company for such shares, or upon a payment equal to (or exceeding) the par value of the shares, #or upon making payment for such shares to the Company in such amount in excess of fifty percent (50%) of the fair market value of the shares at the time of grant# as the Committee in its sole and conclusive discretion shall determine, provided, however, that such stock grant may be on such restrictions, terms and conditions as the Committee may in its sole and conclusive discretion prescribe for such award subject to the foregoing price limitation;


     (4) the term "performance shares" shall include awards pursuant to which the participant may receive, at the end of the performance measuring period specified by the Committee in the award, a payment, based upon the performance of the Company or any division or subsidiary or of the participant, related in value to the fair market value (as determined by the Committee) of such number of shares of the Company's Common Stock as may be allocated by the Committee to such participant under the terms of the award, which payment may be in cash or, subject to the limitations specified in the Program, in shares of the Company's Common Stock or a combination of cash and Common Stock in such proportions as the Committee in its sole discretion shall determine, on such terms and conditions as the Committee may prescribe in such award;

     (5) the term "performance bonuses" shall include awards pursuant to which the participant may receive, at the end of the performance measuring period specified by the Committee in the award, a payment based upon the performance by the Company or by a division, subsidiary or other appro-priate unit, or by the participant, which payment may be made in cash or, subject to the limitations specified in the Program, in shares of the Company's Common Stock at its then fair market value, in such proportions as the Committee in its sole discretion shall determine, on such restrictions, terms and conditions as the Committee may prescribe in such award;


     (6) the term "stock appreciation rights" shall include awards which will permit the holder of a stock option (with respect to which such rights are granted) to surrender the option, or any portion thereof, to the extent then exercisable but unexercised, and subject to such restrictions, terms, and conditions as the Committee shall in the exercise of its sole discretion impose, receive the excess of the fair market value of the shares covered by the surrendered option (or portion thereof) determined on the date of surrender, over the aggregate option price for such shares entirely in cash, or partly in cash and partly in shares of Common Stock, or entirely in Common Stock as the Committee in its sole and conclusive discretion shall determine. Without limiting the foregoing, such term shall also include limited rights (herein "limited rights") which may be awarded to the holder of any stock option under the Program or under any previous program or plan (whether or not the holder already holds a stock appreciation right under such previous program or plan or the Program). Such limited right may provide for exercise for cash by the holder during a thirty (30) day period (or any other period set by the Committee in its discretion) following the offer expiration in the event of a tender offer, exchange offer for shares (other than one made by the Company), or other event determined by the Committee to be appropriate for such rights and may provide that in the event of such exercise, the fair market value of shares (for purposes of determining the amount payable on exercise) may be based on any amount up to the highest price per share paid in any such offer during the period beginning on a day sixty (60) days (or any other period set by the Committee in its discretion) prior to the date on which such limited right is exercised and ending on the date on which such limited right is exercised. Without limiting the foregoing, the term "stock appreciation right" shall also include #tax# payment rights (herein
     #"tax#"payment rights") which will permit the holder of a stock option (with respect to which such rights are granted) upon the exercise of the option or upon the exercise of a related stock appreciation right and subject to such restrictions, terms, and conditions as the Committee shall in the exercise of its sole and conclusive discretion #so# impose, to receive the excess of the fair market value of the shares covered by the exercised option (or a portion thereof) determined at the time of exercise over the aggregate option price for such shares entirely in cash, or party in cash and partly in shares of Common Stock, or entirely in Common Stock as the Committee in its sole and conclusive discretion may determine. Any stock appreciation right (including a limited right or a #tax# payment right) may be granted either at the time of the award of the stock option (including an incentive stock option) or any time during the term of a stock option #(including an incentive stock option)# and may be awarded to any person holding options previously issued under the Program.



     (C) The stock options initially issuable under the Program shall be "non-qualified stock options" or "incentive stock options." The Committee shall have the discretion to also grant such tax-favored stock options as may be permitted and defined from time to time by the #United States Internal Revenue# Code, or to convert non-qualified stock options then outstanding under the Program (or prior stock option plans or programs of the Company) into such "qualified stock options" or "incentive stock options" (or comparable tax-favored stock options) as shall be allowed by law from time to time. Also the Committee shall have the discretion to make any elections necessary to have tax rules providing for tax-favored stock options apply to options outstanding under this Program or prior plans or programs including the waiver of any tax deductions otherwise accruing to the Company.



     (D) #Notwithstanding any provisions hereunder to the contrary, no shares of the Company's Common Stock may be issued under the Program unless prior thereto the Committee determines that the Company shall receive consideration therefore, consisting of money paid, services rendered or property actually received, at least equal in value to the par value of such shares (which may include shares of Common Stock of the Company). Subject to the foregoing, the# The Committee may to the extent permitted by law authorize payment of any amount due from a participant by a promissory note (with a fair value equal to the price in the conclusive judgment of the Committee) which may be unsecured in whole or in part and may contain such terms and conditions as the Committee shall deem in its sole and conclusive discretion to be appropriate under the circumstances, including, but not being limited to, provision for non-recourse liability, or by the transfer to the Company of Company stock valued at its fair market price at the time of such transfer.


     (E) Any stock option (including incentive stock options) or stock appreciation right awarded to an officer of the Company under the Program shall not be exercisable until the expiration of six months from the date of such award except the Committee in its discretion may make provision for earlier exercise in the event of the death or disability of the holder.

7.   SPECIAL ADJUSTMENTS -- ANTI-DILUTION


     (A) The existence of the Program and the awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the #Stockholders# shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.



     (B) If the outstanding shares of the Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or securities or property, or any combination thereof, of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares, or otherwise, the Committee shall immediately take such actions, if any, as in its sole discretion shall be necessary (i) to provide to the holders of outstanding awards under this Program rights which are substantially #proportionate# equivalent to the rights held by them immediately prior to such event under any outstanding awards including, without limitation, increasing or decreasing, as the case may be, the number of shares subject to, and the exercise price of, outstanding awards and
(ii) to increase or decrease, as the case may be, the number of shares of Common Stock available # or# for additional awards under this Program in such proportion as the Committee shall reasonably deem equitable under the circumstances, in either case, to the extent necessary to prevent dilution or enlargement of rights. Any such adjustment may provide for the elimination of any fractional shares which otherwise might become subject to an award.


     (C) In the event that the Company is liquidated or is merged or consolidated with another corporation and the Company is not the surviving corporation, or all or substantially all of the assets of the Company are transferred to another person or entity or the Company becomes the subsidiary of another entity as the result of a reverse merger or the equivalent, such action shall be taken, if any, which in the discretion of the Committee is necessary to substitute for shares of stock covered by or measuring any outstanding award the type of securities or property or other consideration distributable or issuable in such liquidation, merger, consolidation or transfer to the holder of the shares of stock of the Company or to equitably otherwise provide to the holders of awards under the Program rights which are substantially equivalent to the rights held by them immediately prior to such event. Any such adjustment may provide for the elimination of any fractional shares.

8.   MISCELLANEOUS PROVISIONS

     (A) MISCONDUCT. The Committee shall have the discretion to include within the terms of any award under this Program a provision that the holder of an award shall forfeit all unpaid or undelivered portions of such award in the event that the Committee determines that such a holder either during employment or thereafter has (i) used for profit or disclosed confidential information or trade secrets of the Company or any of its subsidiaries or affiliates to unauthorized persons or (ii) materially breached any contract with, or violated any fiduciary obligation to, the Company or any of its subsidiaries. Additional forfeiture provisions may be included within the terms of any award, or may be determined by the Committee in its sole discretion to be in the best interests of the Company.

     (B) RIGHTS AS STOCKHOLDER. A participant under the Program shall have no right as a holder of the Company's Common Stock with respect to awards hereunder, unless and until certificates for shares of the Company's Common Stock are issued to the participant.


     (C) #ASSIGNMENT# ATTACHMENT OR TRANSFER. #No# An award under the Program, contingent or otherwise, (i) shall not be #assignable or# subject to any encumbrance, pledge or charge of any nature, whether by operation of law or otherwise, and (ii) shall not be subject to execution, attachment or similar process#, or (iii) shall be transferrable other than by will or the laws of descent and distribution, and every award and all rights#. If Rule 16b-3 under the Exchange Act imposes limitations as to the transferability of certain awards, such an award under the Program shall be #exercisable during the holder's lifetime only by such person or by such person's guardian or legal representative, provided, however, effective only upon receipt of written indication by the Securities and Exchange Commission that such provision would not be inconsistent with the provisions of Rule 16b-3(d)(ii) under the Securities Exchange Act of 1934, the Committee may in the exercise of its discretion (i) permit optionees and holders of stock appreciation rights to designate during their lifetime by written instrument a beneficiary to receive and exercise options and stock appreciation rights upon an optionee's death, or
(ii) permit a holder of restricted stock to make a gratuitous transfer (subject to the restrictions in all events) to trustees under revocable trusts which do not result in the transfer of beneficial interest in such shares by the transferor until the transferor's death, or (iii) permit the surrender of restricted stock back to the Company in the exercise of other awards under the Program.# transferrable only to the extent permitted by such Rule, unless the Committee, in its discretion, authorizes additional transferability in the terms of such award.

     (D) EVIDENCE OF TERMS OF AWARD. All awards granted under the Program shall be evidenced in such manner as the Committee shall determine in its sole discretion.

     (E) REQUIREMENTS FOR SHARE ISSUANCE OR TRANSFER. No shares of the Company's Common Stock shall be issued or transferred under the Program until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Secretary of the Company.
The Committee shall have the right to condition any such issuance or transfer upon receipt by the Company of written undertakings to comply with such restrictions on subsequent disposition of such shares as the Committee or the Company shall reasonably deem necessary or advisable as a result of any applicable law, regulation or official interpretations thereof, and certificates representing such shares may be legended to reflect any such restrictions or may be made subject to a stop transfer restriction with the transfer agent.


     (F) WITHHOLDING TAXES. The Company shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such awards and, with respect to awards paid in stock, to require the payment (through withholding from the participant's salary or the award itself or otherwise as the Company shall deem in its sole and conclusive discretion to be in its best interests) of any such taxes. The obligation of the Company to make delivery of awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government. The Committee shall also have the discretion at its option to make required tax withholdings from the issuance of shares upon the exercise of a non-qualified stock option or to provide holders of such stock options or other stock awards an irrevocable election subject to Committee approval to have the withholding made in Company shares at current fair market value in any amount up to the highest federal and state marginal rate applicable to such individual or to pay such withholding by tendering back shares at the date taxable income is determined with respect to such vesting or issuance; provided that such election shall meet the requirements of Rule 16b-3(e) under the #Securities Exchange Act of 1934, including without limitation, the requirements that such election cannot be made until at least six months after the grant of the right to make the election and must be made either (i) within the period defined under Paragraph 16b-3(e)(3)(iii) of such Rule or (ii) at least six months prior to the date taxable income is determined with respect to the stock award or issuance of shares pursuant to the non-qualified stock option exercise.# Exchange Act as amended from time to time.


     (G) NO RIGHTS TO AWARDS. No employee or other person shall have any claim or right to be granted an award under the Program. Neither the Program nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries. The Company reserves the right to terminate any employee notwithstanding the fact that such termination will result in such Employee's loss of benefits under the Program.

     (H) COSTS AND EXPENSES. The costs and expenses of administering the Program shall be borne by the Company and not charged to any award nor to any employee receiving an award.

     (I) FUNDING OF PROGRAM. The Program shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Program.


     (J) OTHER PROGRAMS. Nothing in the Program is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other program#(except the Caesars World, Inc. Stock Option Plan as provided in
Section 5 above)#, practice or arrangement for the payment of compensation or fringe benefits to any employee which the Company now has or may hereafter put into effect, including, without limitation, any retirement, pension, savings or thrift, insurance, death benefit, stock purchase, deferred compensation plan or arrangement, incentive compensation or bonus program.



     (K) SECURITIES LAWS. Subject to #subsection (L) below, the Board #Section 8(L) below, (except that Board approval is not required), the Committee may amend the Program to add, modify, or delete any provisions to the extent necessary to comply with any provisions of federal or state securities law when the

#Board# Committee shall deem such compliance to be in the best interests of the Company, including without limitation Rule 16b-3 under the #Securities# Exchange Act #of 1934#.



     (L)  AMENDMENTS.  #With# The Board or, with approval of the Board
#of Directors of the Company#, the Committee may at any time terminate or from time to time amend the Program in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Program except as otherwise provided in the Program or such award. No such amendment by the Committee #shall be effective without approval by the Stockholders of the Company to increase the maximum number of shares which may be delivered under the Program, or to extend the maximum period during which awards may be granted or exercised under the Program# which require shareholder approval in order for the Program to continue to comply with
(i) Rule 16b-3 under the Exchange Act or any other law, regulation or stock exchange requirement or (ii) Section 162(m) of the Code shall not be effective unless approved by the requisite vote of shareholders. With the consent of the participant affected, the Committee may amend outstanding agreements evidencing awards under the Program in a manner not inconsistent with the terms of the Program (including any amendments to the Program) and may make amendments without consent of the participant where so permitted under the Plan or the terms of the awards.



     (M) TERM. Unless extended by the #Stockholders# shareholders of the Company and subject to #subsection (L)# Sections 5 and 8(L) above, as to the issuance #of# or grant of awards, this Program shall expire December #31, 1996,# 7, 2004; however, it shall continue #thereafter# after its expiration to govern all awards granted before #that date# its expiration until the exercise, expiration or cancellation of such awards.

                                                                       EXHIBIT B
                               CAESARS WORLD, INC.
                            SENIOR CORPORATE OFFICERS
                             COMBINED INCENTIVE PLAN


     The purpose of Caesars World, Inc. (the "Company") in adopting its Senior Corporate Officers Incentive Plan as the Caesars World, Inc. Senior Corporate Officers Combined Incentive Plan (the "Plan") is to provide performance-measured compensation to its senior corporate officers. The compensation awarded under the Plan will be of both short-term and long-term nature (annual cash awards and long-term restricted stock awards designed to enhance the ability of the Company to retain and incentivize its executive talent). The restricted stock awards will be paid under the Company's 1994 Long-Term Stock Incentive Program (the "Program").

1.   DEFINITIONS.

     As used in the Plan:

     (a) AWARD DATE: The fifth (5th) business day following receipt by the Company of both (i) the approval by the independent auditors for the Company of the Company's operating results for the Company's fiscal year for which the awards are being made (the "Award Year") and (ii) the Committee's certification in writing that the applicable Performance Goals for such Award Year have been met.

     (b) AWARD YEAR: The annual period corresponding to the Company's fiscal year for which the calculation of an award is to be made.

     (c) BASE SALARY: As to any Award Year, the Base Salary used to limit Incentive Compensation Amounts under Section 2 hereof shall be the annual rate of salary in effect for each Participant on the last day of the immediately preceding Award Year (with no reduction for any deferrals made by the Participant pursuant to an agreement with the Company); provided, however, that, for purposes of this Plan, a Participant's Base Salary shall never be deemed to exceed the product of multiplying two-and-one-half (2-1/2) times the Participant's Base Salary on August 1, 1994.

     (d)  BOARD OF DIRECTORS or BOARD:  The Board of Directors of the Company.

     (e) CHANGE IN CONTROL: A change in control of the Company, which shall be deemed to have occurred upon the first fulfillment of all the conditions set forth in any one of the following five paragraphs:

          (I) any Person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities; or

          (II) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Section 1(e)(I) or 1(e)(III) hereof whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (III) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the

Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets; or

          (IV) any Person shall be or has become the Beneficial Owner of securities of the company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities and (i) the identity of the Chief Executive Officer of the Company is changed during the period beginning sixty (60) days before the attainment of the twenty percent (20%) beneficial ownership and ending two (2) years thereafter, or (ii) individuals constituting at least one-third (1/3) of the members of the Board at the beginning of such period shall leave the Board during the period beginning sixty (60) days before the attainment of the twenty percent (20%) beneficial ownership and ending two (2) years thereafter; or

          (V) there shall occur a transaction or series of transactions which the Board shall determine to have the effect of a Change in Control.

     For purposes of the foregoing, "Person" shall have the same meaning as it does in Section 13(d) and 14(d) of the Exchange Act. In addition, "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act. The "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (f) CODE: The Internal Revenue Code of 1986, as amended from time to time.

     (g) COMMITTEE: The Audit and Compensation Committee of the Board of Directors of the Company, or any subcommittee established in accordance with
Section 6(a) hereof.

     (h)  COMPANY:  Caesars World, Inc. and its successors.

     (i) COVERED EMPLOYEE: As to any Award Year, the Chief Executive Officer of the Company (or the individual acting in such capacity) and the four other most highly compensated executive officers of the Company (and its affiliated group of corporations, as defined in regulations under Section 162(m) of the
Code) as determined on the last day of the Company's concurrent taxable year and in accordance with Section 162(m) of the Code.

     (j) EXCHANGE ACT: The Securities Exchange Act of 1934, as amended from time to time.

     (k) (1) EXTRAORDINARY GAIN (OR LOSS): As defined under generally accepted accounting principles and shown on the consolidated statement of income for the Company and its subsidiaries for the fiscal year.

     (k) (2) HURDLE RATE: The percentage established from time to time by the Committee, which shall be between twelve percent (12%) and fifteen percent (15%); the Hurdle Rate shall be twelve percent (12%) until such time as the Committee may establish a different Hurdle Rate.

     (l) INCENTIVE COMPENSATION AMOUNTS: As applied to any Award Year, the Annual Incentive Compensation Amounts and the Long-Term Incentive Compensation Amounts determined as provided in Section 2 of the Plan.

     (m) INCENTIVE COMPENSATION PERCENTAGES: As applied to any Award Year, except as otherwise provided in Section 2 hereof, the Annual Incentive Compensa-tion Percentage and the Long-Term Incentive Compensation Percentage, as desig-nated for the highest office held by a particular Participant during such Award Year which is listed in the attached Schedule A, to be used in determining the Incentive Compensa-tion Amounts. As indicated on the attached Schedule A (which may be amended from time to time), the Long-Term Incentive Compensation Percentages set by the Committee for any Award Year may be less than the Maximum Long-Term Incentive Compensation Percentages set forth in such Schedule A.

     (n) MEASUREMENT PERIOD: Any period (other than the Company's fiscal year) determined by the Committee pursuant to Section 6(e) hereof.

     (o) OUTSIDE DIRECTOR: A member of the Board who satisfies the definition of an "outside director" under Section 162(m) of the Code and any regulations promulgated thereunder, including any transition or interim rules for such definition.

     (p) PARTICIPANTS: As to any Award Year, the Prospective Covered Employees and the Covered Employees for such Award Year.

     (q) PERFORMANCE GOAL: As applied to any Award Year, the financial mea-surement of corporate performance that must be met in order for a Covered Employee to become entitled to any payment (whether of cash or restricted stock of the Company) pursuant to this Plan.

     (r) PLAN: The Caesars World, Inc. Senior Corporate Officers Combined Incentive Plan set forth in this document, as amended from time to time.

     (s) PLAN INCOME: As applied to any Award Year, the consolidated Net Income of Caesars World, Inc. and subsidiaries for the Company's concurrent fiscal year as approved by the Company's independent auditors for purposes of the Company's annual report to shareholders for such fiscal year, (i) plus all amounts charged against consolidated Net Income in respect of the following:

          (1) The minority interest in any consolidated subsidiary, and taxes based upon or measured, in whole or in part, by income of the Company and its subsidiaries,

          (2) The aggregate of the net expense charges for all awards of annual bonuses for corporate personnel including without limitation annual incentive compensation awards under this Plan and the Corporate Officers' Incentive Plan of all officers and assistant officers of the Company which were accrued for such fiscal year,

          (3) All items characterized as Extraordinary Losses on the consolidated statements of operations,

          (4) All charges against such income of any kind whatsoever resulting from either a write-up of Company assets as a result of a reorganization of the Company or a revaluation of the Company assets as a result of an acquisition of the Company in a transaction constituting a "purchase transaction" under generally accepted accounting principles and any and all interest charges imposed upon the Company as a result of the use of Company assets or credit to finance (or refinance or refund indebtedness incurred with respect to) any pur-chase by an outsider of the assets of the Company or of a majority or more of the stock of the Company,

          (5) An amount equal to the product of multiplying the Hurdle Rate times any deficit of Plan Net Worth (as defined in Section 1(t) below),

          (6) All charges against income for items constituting unusual items under generally accepted accounting principles which are treated as "one-line" items for financial statement presentation purposes and which pertain to or arise out of a tender or exchange offer for Company stock, a consolidation or merger of the Company, or which pertain to or arise out of a recapitalization transaction or other corporate restructuring initiated by the Company,

          (7) All charges against income resulting from the imposition of any Federal excise tax based on gaming revenue or profits, which tax was not in effect on August 1, 1994,

          (8) All charges incurred in carrying Company owned life insurance policies with the Company as beneficiary but only to the extent the Company receives a tax deduction for such charges, and (ii) less the following amounts:

          (1) All amounts characterized as Extraordinary Gains on consolidated statements of operations for the Company and its subsidiaries,

          (2) An amount equal to the product of multiplying the Hurdle Rate times the Plan Net Worth, and

          (3) All increases in such income of any kind whatsoever resulting from a write-down of Company assets as a result of a reorganization of the Company or a revaluation of Company assets as a result of an acquisition of the Company in a transaction constituting a "purchase transaction" under generally accepted accounting principles.

     (t) PLAN NET WORTH: As applied to any fiscal year, the total Shareholders' Equity shown on the consolidated balance sheet of the Company and its subsidiaries as of the end of the preceding fiscal year ("Equity"), plus or minus the amount of any increase or decrease of Equity during a fiscal year from the issue or the purchase of common or preferred stock or the entire amount of any dividends paid during the year. As to increases or decreases during a given year, the increases or decreases shall be appropriately adjusted by a proportion based on the number of days in the year prior to or after the increase or decrease, as the case may be. Increases in the Equity during the year resulting from the issuance of vesting of stock bonus awards or the issuance of stock pursuant to the exercise of employee stock options or stock appreciation rights should not be taken into account in the computation for that year.

     (u) PROGRAM: Caesars World, Inc. 1994 Long-Term Stock Incentive Program, as the same shall be in effect from time to time.

     (v) PROSPECTIVE COVERED EMPLOYEES: As to any Award Year, the Covered Employees for the immediately preceding taxable year of the Company plus any individuals who, during such Award Year, hold an office listed on the attached Schedule A, as amended from time to time.

     (w) RESTRICTED SHARES: Shares of the Company's Common Stock issued under the Program to fund awards of Long-Term Incentive Compensation amounts made hereunder.

2.   INCENTIVE COMPENSATION AMOUNTS.

     (a) Except as otherwise provided in this Section 2, the Annual Incentive Compensation Amount for each Participant in the Plan for any Award Year shall be an amount equal to the lesser of (i) such Participant's Annual Incentive Compen-sation Percentage applied against the Plan Income for such Award Year or (ii) fifty percent (50%) of such Participant's Base Salary, except as to the Chief Executive Officer with respect to whom it shall be 100% of Base Salary and as to the President/Chief Operating Officer with respect to whom it shall be 60% of Base Salary.

     (b) Except as otherwise provided in this Section 2, the Long-Term Incen-tive Compensation Amount for each Participant in the Plan for any Award Year shall be an amount equal to the product of such Participant's Long-Term Incen-tive Compensation Percentage applied against the Plan Income for such Award Year; provided, however, that the aggregate number of Restricted Shares used to pay all Long-Term Incentive Compensation Amounts awarded to any particular Participant between December 8, 1994 and December 7, 2004 shall not exceed a maximum of 600,000 Restricted Shares.

     (c) In the event that a Participant terminates employment or is terminated during an Award Year, then such Participant (even though such Participant will not be a Covered Employee for such Award Year) shall be entitled to an Annual Incentive Compensation Amount which is pro-rated based on the proportion of days during which such Participant was employed during the Award Year. However, such a terminated Participant shall not be entitled to any Long-Term Incentive Compensation Amount with respect to such Award Year.

     (d) In the event that an individual is hired or promoted during an Award Year and given an office (or a higher office than that which the individual previously held) which is described on the attached Schedule A (as amended from time to time), such individual becomes (or remains) a Prospective Covered Employee for such Award Year and a Participant hereunder. Such Participant's Incentive Compensation Percentages shall be those designated in such Schedule A for the highest office held by such individual during such Award Year (or such lesser Incentive Compensation Percentages as may be designated by the Committee). In the case of an individual newly hired during such Award Year, the Committee, in its sole discretion, may reduce the Incentive Compensation Amounts otherwise payable to such individual by pro-rating the Plan Income to reflect the number of days in such Award Year during which the individual was employed by the Company (or its affiliated group of corporations).

3.   INCENTIVE COMPENSATION PERCENTAGES.

          As to any Award Year, the Incentive Compensation Percentages for any Participant shall be those percentages designated for the highest office held by the Participant during that Award Year (subject to the Committee's power to reduce such Incentive Compensation Percentages in the event of an interim change in office, as set forth in Section 2(d) hereof), which office is listed on the attached Schedule A, as it is amended from time to time.

4.   CASH PAYMENTS AND RESTRICTED STOCK AWARDS.

     (a) The Annual Incentive Compensation Amount payable to any Participant under the Plan shall be paid by check no later than the Award Date. If not paid when due, then, beginning five (5) days after the Award Date, such Annual Incen-tive Compensation Amount shall bear interest at the prime rate of Bank of America National Trust and Savings Association, San Francisco, California (but not more than the highest rate allowed by law). All such payments shall be subject to all payroll withholdings which in the opinion of the Company are necessary or appropriate with respect to such payments.

     (b) The Long-Term Incentive Compensation Amount payable to any Participant under the Plan for an Award Year shall be paid in the form of Restricted Shares having an aggregate fair market value as of the applicable Award Date (as deter-mined by the Committee and disregarding such restrictions) equal to such Long-Term Incentive Compensation Amount. Any fractional share shall be disregarded and shall not be paid. As of the applicable Award Date, the number of whole Restricted Shares so calculated for any Participant shall be issued under the Program in the Participant's name and deposited with an escrow agent. The certificates for such Restricted Shares shall be delivered to the Participant, free of such restrictions, when such Restricted Shares vest. Such Restricted Shares shall vest in three equal (or as nearly equal as may be practicable) annual installments on each of the third, fourth and fifth anniversary dates of the Award Date, or upon the earlier (i) occurrence of a Change in Control subject to any additional restrictions imposed by the Committee or (ii) acceleration of vesting by the Committee in its sole discretion. All awards of Restricted Shares provided hereunder shall be accomplished by an issuance of Re-stricted Shares under the Program. The Committee may impose such additional terms and conditions on the awards of Restricted Shares as it may, in its sole discretion, determine; provided, however, any such additional provisions shall be subject to the terms and conditions of this Plan and the Program, as each may be amended from time to time. The Committee may require such evidence of payment or provision for taxes, liens and claims as the Committee, in its sole discretion, shall determine to be necessary or appropriate to comply with applicable law and, pursuant to the Program, the Committee may grant tax withholding rights in connection with the issuance of Restricted Shares.

5.   TERMINATION, AMENDMENT AND CANCELLATION.

     The Plan shall terminate on December 7, 2004 unless the Plan is canceled earlier by the Committee. The Plan may be amended or canceled at any time by the Committee; provided, however, that, except as provided in the following provisions of this Section 5, no such amendment or cancellation shall be effect-ed during any fiscal year of the Company which will adversely affect the rights or entitlements of any Participant under the Plan for that fiscal year. Thus, the Company explicitly reserves the right to modify or cancel the Plan at any time with respect to a fiscal year beginning after the date of such action. Further, in the event that subsequent guidance under Section 162(m) of the Code is substantially different from the guidance available at the time of this Plan's adoption by the Committee, with the result that the Plan fails to ensure the deductibility of the compensation payable hereunder, the Committee shall retain the right to modify the Plan to the extent necessary to conform any provisions hereof to bring them into compliance, including but not limited to, deletion or modification of any non-conforming provisions, or to discontinue the Plan altogether. No amendment shall be made without approval of the shareholders of the Company if such approval is required in order for the Plan
(i) to continue to meet the requirements of Section 162(m) of the Code, or (ii) to continue to comply with Rule 16b-3 under the Exchange Act. Any use of stock-based compensation hereunder shall be consistent with, and in accordance with the requirements of, the Program.

6.   ADMINISTRATION OF THE PLAN.

     (a) The Plan shall be administered by the Committee, which shall have the power to construe and interpret the Plan (subject to Section 6(c) hereof) and to adopt rules and regulations for its administration. However, if the Committee shall fail to be composed solely of Outside Directors, then a subcommittee composed of those members of the Committee who are Outside Directors shall act as the Committee.

     (b) Except as permitted for a "disinterested person" by Rule 16b-3(c)(2)(i) under the Exchange Act, none of the members of the Committee shall be, or shall have been, eligible for an award (or shall receive, or shall have received, an award) under the Plan or otherwise, at any time when he shall be a member of the Committee or at any time during the one-year period immediately prior to becoming a member of the Committee. All expenses of administering the Plan shall be borne by the Company.

     (c) The Plan is intended to provide performance-based compensation paid to certain highly compensated executives so that any limitations under Section 162(m) of the Code which might otherwise affect the deductibility to the Company of such compensation will not apply. As it presently exists, Section 162(m) of the Code limits the deductibility of certain compensation in excess of $1 mil-lion per year paid by a publicly traded corporation to Covered Employees (as defined in Section 162(m) of the Code and described in Section 1(i) hereof).
The Plan shall be interpreted and construed in accordance with Section 162(m) of the Code and the regulations issued thereunder. Any specific action by the Committee that would be violative of Section 162(m) of the Code and the regulations thereunder shall be void. Otherwise the Committee shall have full and exclusive authority, power and discretion to construe and interpret the Plan, and generally to determine any and all questions arising under the Plan. The Committee shall not have any authority hereunder to increase any award calculated in accordance with this Plan. Except as otherwise stated in this
Section 6, any action taken or decision made by the Committee arising out of or in connection with the construction, administration or interpretation of the Plan, or of any rules and regulations adopted thereunder, shall lie within its absolute discretion and shall be conclusive and binding upon all Participants and all persons claiming under or through any Participant.

     (d) The Committee shall be responsible for certifying in writing to the Company that the applicable Performance Goals have been met before any awards are made under this Plan. If permitted under Section 162(m) of the Code, such certification may be based upon reasonably estimated financial information available prior to the end of the Award Year.

     (e) If permitted by Section 162(m) of the Code, the Committee may establish a Measurement Period other than the calendar year for determining the Incentive Compensation Amounts if the Committee concludes that all or a portion of the Incentive Compensation Amounts for any Award Year should be paid to Participants before the end of the concurrent fiscal year of the Company. Any such change will be made within the relevant time period permitted under Section 162(m) of the Code, if any. In such event all relevant criteria will be based upon the books and records of the Company for the Measurement Period in a manner consistent with the terms of this Plan.

     (f) The Committee shall conduct its business and hold meetings as deter-mined by it from time to time and any action taken by the Committee at meetings duly called shall require the affirmative vote of at least a majority of its members. The Committee shall adopt and may amend its own rules of procedures and shall keep a record of its proceedings. The presence of at least two members of the committee shall be deemed a quorum for any meeting and meetings may be held telephonically or by other comparable means of group communication in addition to a normal meeting involving the physical presence of members. The Secretary of the Company shall serve as Secretary to the Committee. The Committee also may act by written consent action signed by all its members.

7.   CERTAIN PROVISIONS RELATING TO PARTICIPATION.

     (a) No Participant nor any person claiming under or through him or any other person shall have any right or interest, whether vested or otherwise, in the Plan or its continuance or in or to the payment of any award under the Plan, unless and until all the terms, conditions and the provisions of the Plan that affect awards and their payment shall have been fully complied with as specifically provided in the Plan and any rules and regulations of the Committee thereunder. No rights under the Plan, contingent or otherwise, shall be assign-able or subject to any encumbrance, pledge or charge of any nature.

     (b) Nothing contained in the Plan shall require the Company to segregate or earmark any cash or other property, and no Participant shall have any inter-est in any fund or specific property.

     (c) Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company to dismiss or otherwise terminate the employment of any officer or other employee at any time for any reason.

     (d) By accepting any benefits under the Plan, each Participant and each person claiming under or through him shall be conclusively deemed to have evi-denced his acceptance and ratification of, and consent to, the provisions of the Plan and any action or decision taken or made under the Plan by the Company, the Board of Directors and the Committee.

8.   GENERAL PROVISIONS.

     (a) This Plan shall become effective as of August 1, 1994, subject, however, to the approval of the Company's shareholders at the next Annual Meeting of the shareholders of the Company.

     (b) Anything herein to the contrary notwithstanding, the Committee's approval of the computation of the Annual and Long-Term Incentive Compensation Amounts for any Award Year plus the approval of the independent auditors of the Company of the Plan Income computation for such Award Year shall in all respects be final and conclusive on the Company, all subsidiaries and affiliates, its Board of Directors and stockholders, and the Participants and all others claim-ing under Plan or otherwise, as to the correctness of the Incentive Compensation Amounts for each Participant for such Award Year, and shall remain final and conclusive for the purpose of the Incentive Compensation Amounts for such Award Year, irrespective of any subsequent happening or subsequently discovered miscalculation or error and irrespective of the results of any subsequent audit or review by the Commissioner of Internal Revenue or by any other agency or tribunal affecting any item entering into Plan Income or Plan Net Worth.

     (c) The Board of Directors and the Committee may rely upon any information supplied to them by any officer of the Company, or by the Company independent auditors, and may rely upon the advice of such auditors or of counsel, in connection with the administration of the Plan, and shall be fully protected in relying upon such information and advice.

     (d) No member of the Board of Directors or of the Committee shall be liable for any act or failure to act of any other member of such Board or Committee, as the case may be, or of any officer, agent or employee.

     (e) In the event of a change in the Company's fiscal year, this Plan (and the term "Award Year") shall apply, with appropriate pro rata adjustments, to any intermediate period not consisting of twelve months and shall then apply to each fiscal year following, and the term "fiscal year" shall under such circumstances be deemed to refer to the Company's fiscal or calendar year as the case may be.

     (f) Any communication under the Plan to the Committee shall be deemed to have been delivered to the Committee when delivered to the Secretary of the Company for transmission to the Committee, irrespective of whether the Committee shall then be in session.

     (g) Headings are given to the paragraphs of the Plan solely as a convenience to facilitate reference; such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provision thereof.

                                   SCHEDULE A


                                           Maximum        1994-95
                             Annual      Long-Term      Long-Term
                          Incentive      Incentive      Incentive
                       Compensation   Compensation   Compensation
Office                   Percentage     Percentage     Percentage
- - ------                   ----------     ----------     ----------

Chief
Executive
Officer                         1.0%          3.25%          2.69%

President/
Chief Operating
Officer                         0.6%          2.25%         1.453%

Executive
Vice President                  0.2%          1.25%          0.85%

Senior
Vice President                0.165%          0.85%         0.646%

Vice President*               0.069%         0.135%         0.108%




* Includes only those Vice Presidents who have been designated by the Company's Board of Directors as "executive officers" for purposes of
     Section 16 of the Exchange Act who are designated by the Committee as covered by this Plan.


CAESARS WORLD, INC.
(1801 Century Park East, Suite 2600 Los Angeles, California 90067)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAESARS WORLD, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS DECEMBER 8, 1994

PROXY

The undersigned shareholder of CAESARS WORLD, INC. ("CWI"), hereby appoints HENRY GLUCK, J. TERRENCE LANNI and PHILIP L. BALL, and each of them, each with the power to appoint his substitute, as attorneys and proxies of the undersigned to appear at the Annual Meeting of Shareholders of CWI, to be held at The Peninsula Hotel, 9882 Little Santa Monica Boulevard, Beverly Hills, California on December 8, 1994 and at any and all adjournments thereof, and there to act for the undersigned and vote all shares of stock of CWI, standing in the name of the undersigned at October 13, 1994, with all the powers the undersigned would possess if personally present at the meeting, as indicated on the reverse side:

(1)  ELECTION OF DIRECTORS. Nominees:
     Class II--HENRY GLUCK, J. TERRENCE LANNI, ROGER LEE
     Class III--JIM HILL
(2)  Proposal to amend CWI's 1983 Long-Term Stock Incentive Program
(3)  Proposal to adopt CWI's Senior Corporate Officers Combined Incentive Plan
(4) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMMENTS: (change of address)

- - -------------------------------------------------
- - -------------------------------------------------
- - -------------------------------------------------
- - -------------------------------------------------

(If you have written in the above space, please mark the corresponding box on the reverse side of this proxy card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED BY THE PROPOSED PROXIES UNLESS YOU SIGN, DATE AND RETURN THIS PROXY CARD.

SEE REVERSE SIDE

/X/                                                                         0171

PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES FOR ELECTION AS DIRECTORS AND FOR PROPOSALS 2 AND 3.

BY SIGNING BELOW, THE SIGNER(S) HEREBY REVOKES ALL PROXIES HERETOFORE GIVEN BY THE SIGNER(S) TO VOTE AT SAID MEETING OR ANY ADJOURNMENTS THEREOF.

1.  Election of Directors
    (See Reverse)

    / / FOR  / / WITHHELD

2.  Amend CWI 1983 Long-Term Stock Incentive Program

    / / FOR  / / AGAINST  / / ABSTAIN

3.  Adopt CWI Senior Corporate Officers Combined Incentive Plan

    / / FOR  / / AGAINST  / / ABSTAIN

INSTRUCTION: For, except vote withheld from the following nominee(s):


- - --------------------------------------------------------------
(TO WITHHOLD AUTHORITY FOR ANY NOMINEE(S),
WRITE THE NAME OF SUCH NOMINEE(S) IN
THE ABOVE SPACE)

Mark here to indicate Change of
Address/Comments on Reverse Side / /

Shareholder name and address

SIGNATURE(S):                                             DATE
             --------------------------------------------      ----------------

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE